UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AVEO PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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75 SIDNEY STREET

CAMBRIDGE, MASSACHUSETTS 02139

NOTICE OF 2012 ANNUAL MEETING OF

STOCKHOLDERS

To Be Held On May 30, 2012

To our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AVEO Pharmaceuticals, Inc. will be held on Wednesday, May 30, 2012 at 10:00 a.m., Eastern Daylight Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the meeting, stockholders will consider and vote on the following matters:

1.	To elect eight directors to serve for a one-year term expiring at the 2013 annual meeting of stockholders;

2.	To approve an advisory vote on executive compensation; and

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Stockholders will also act on any other business that may properly come before the annual meeting or any adjournment thereof.

Stockholders of record at the close of business on April 3, 2012, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. If you are a stockholder of record, you may vote by submitting your proxy in one of these three ways:

•	Vote Over the Internet, by going to the website of our tabulator at www.proxyvote.com and following the instructions for Internet voting shown on the enclosed proxy card;

•	Vote by Telephone, by calling 1-800-690-6903 and following the recorded instructions; or

•

Vote by Mail, by completing and signing your enclosed proxy card and mailing it in the enclosed postage prepaid envelope. If you vote by Internet or telephone or plan to vote in person, please do not mail your proxy.

You may also vote in person by attending the annual meeting and delivering your completed proxy card in person or by completing a ballot at the meeting.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

We encourage all stockholders to attend the annual meeting in person. You may obtain directions to the location of the annual meeting on our website at www.aveooncology.com. Whether or not you plan to attend the annual meeting in person, we hope you will take the time to vote your shares. Stockholders who attend the meeting may vote their stock in person, even if they previously submitted their proxies.

By Order of the Board of Directors,

Tuan Ha-Ngoc

President and Chief Executive Officer

Cambridge, Massachusetts

April 27, 2012

- i -

AVEO PHARMACEUTICALS, INC.

75 SIDNEY STREET

CAMBRIDGE, MASSACHUSETTS 02139

PROXY STATEMENT

for the 2012 Annual Meeting of Stockholders

to be held on May 30, 2012

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of AVEO Pharmaceuticals, Inc. for use at the Annual Meeting of Stockholders to be held on Wednesday, May 30, 2012 at 10:00 a.m., Eastern Daylight Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any adjournment thereof. Except where the context otherwise requires, references to “AVEO Pharmaceuticals,” “we,” “us,” “our” and similar terms refer to AVEO Pharmaceuticals, Inc. and its consolidated subsidiaries.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2011 is first being mailed to stockholders with these proxy materials on or about April 27, 2012.

Important Notice

Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 30, 2012:

This proxy statement and our 2011 Annual Report to Stockholders are available for viewing,

printing and downloading at

http://investor.aveooncology.com

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to AVEO Pharmaceuticals, Inc., 75 Sidney Street, Cambridge, Massachusetts 02139, Attention: Investor Relations. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are also available on the SEC’s website at www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?

A.	We are providing these proxy materials to you, as a stockholder of record of AVEO Pharmaceuticals, in connection with the solicitation by our board of directors of proxies to be voted at our 2012 annual meeting of stockholders to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, 02109 on Wednesday, May 30, 2012 at 10:00 a.m., Eastern Daylight Time. As a stockholder of record of AVEO Pharmaceuticals, you are invited to attend our annual meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q.	What is the purpose of the annual meeting?

A.	At the annual meeting, stockholders will consider and vote on the following matters:

1.	To elect eight directors to serve for a one-year term expiring at the 2013 annual meeting of stockholders;

2.	To approve an advisory vote on executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Stockholders will also act on any other business that may properly come before the meeting, or any adjournment thereof.

Q.	Who can vote at the annual meeting?

A.	To be entitled to vote, you must have been a stockholder of record at the close of business on April 3, 2012, the record date for our annual meeting. There were 43,562,239 shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date.

Q.	How many votes do I have?

A.	Each share of our common stock that you own as of the record date will entitle you to one vote on each matter considered at the annual meeting.

Q.	How do I vote?

A.	If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote:

(1)	Over the Internet: Go to the website of our tabulator at www.proxyvote.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Daylight Time, on May 29, 2012, the day before the annual meeting, for your proxy to be validly submitted over the Internet and your vote to count.

(2)	By Telephone: Call 1-800-690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Daylight Time, on May 29, 2012, the day before the annual meeting, for your telephonic proxy to be valid and your vote to count.

(3)	By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge

must receive the proxy card not later than May 29, 2012, the day before the annual meeting, for your mailed proxy to be valid and your vote to count. Your shares will be voted according to your instructions. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of our board of directors.

(4)	In Person at the Meeting: If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1)	Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2)	By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)	In Person at the Meeting: You must bring an account statement or letter from your broker or other nominee showing that you are the beneficial owner of the shares as of the record date in order to vote your shares at the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

Q.	Can I change my vote?

A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the annual meeting. To do so, you must do one of the following:

(1)	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Daylight Time, on May 29, 2012.

(2)	Sign a new proxy and submit it by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 as instructed above. Broadridge must receive the proxy card no later than May 29, 2012. Only your latest dated proxy will be counted.

(3)	Attend the annual meeting and vote in person as instructed above. Attending the annual meeting alone will not revoke your Internet vote, telephone vote or proxy submitted by mail, as the case may be.

(4)	Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions with a later date by contacting your broker, or other nominee. You may also vote in person at the annual meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a broker’s proxy as described in the answer to the question “How do I vote?” above.

Q.	Will my shares be voted if I do not return my proxy?

A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy by mail or by ballot at the annual meeting.

If your shares are held in “street name,” your brokerage firm may under certain circumstances vote your shares if you do not return your voting instructions. Brokerage firms can vote customers’ unvoted shares on routine matters but it will not be allowed to vote your shares with respect to certain non-routine items. If you do not return voting instructions to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted.

Your brokerage firm cannot vote your shares on any matter that is not considered routine. Proposal 1, election of directors, and Proposal 2, advisory vote on executive compensation, are not considered routine matters. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposal and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. Proposal 3, ratification of the appointment of our independent registered public accounting firm, is considered a routine matter, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. We encourage you to provide voting instructions to your brokerage firm or other nominee. This ensures that your shares will be voted at the annual meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your voting instructions to them.

Q.	How many shares must be represented to hold the annual meeting?

A.	A majority of our shares of common stock outstanding at the record date must be present in person or represented by proxy to hold the annual meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy by mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have authority to vote those shares on Proposals 1 and 2. If a quorum is not present, we expect to adjourn the annual meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1—Election of Directors

The eight nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is not considered a routine matter. Therefore, if your shares are held by your broker in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 1. You may:

•	vote FOR all nominees;

•	vote FOR a particular nominee or nominees and WITHHOLD your vote from the other nominees; or

•	WITHHOLD your vote from all nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Advisory Vote on Executive Compensation

Our board of directors is holding a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, including the executive compensation tables and accompanying narrative disclosures therein. To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is not considered a routine matter. Therefore, if your shares are held by your broker in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 2. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST the proposal, and will also not be counted as votes cast or shares voting on the proposal. If you ABSTAIN from voting on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and votes to ABSTAIN will have no effect on the outcome of Proposal 2.

The proposal is advisory and non-binding in nature but our compensation committee and board of directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 3, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is considered a routine matter. If your shares are held by your broker in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm may vote your unvoted shares on Proposal 3. If you ABSTAIN from voting on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the outcome of Proposal 3.

Although stockholder approval of our audit committee’s appointment of Ernst & Young, LLP as our independent registered public accounting firm for the year ended December 31, 2012 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our audit committee will reconsider its appointment of Ernst & Young, LLP as our independent registered public accounting firm for the year ended December 31, 2012.

Q.	How does the board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

FOR the election of each of the eight nominees to serve on our board of directors, each for a one year term;

FOR the approval of the advisory vote on the compensation of our named executive officers; and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Q.	Are there other matters to be voted on at the annual meeting?

A.	We do not know of any matters that may come before the annual meeting other than the election of our board of directors, the advisory vote on executive compensation and the ratification of the appointment of our independent registered public accounting firm. If any other matters are properly presented at the annual meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Where can I find the voting results?

A.	We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days following the end of our annual meeting.

Q.	What are the costs of soliciting these proxies?

A.	We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to AVEO Pharmaceuticals, Inc., 75 Sidney Street, Cambridge, Massachusetts 02139, Attention: Investor Relations, telephone: (617) 229-5873. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OWNERSHIP OF OUR COMMON STOCK

Unless otherwise provided below, the following table sets forth information regarding beneficial ownership of our common stock as of February 29, 2012 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our current directors and director nominees;

•

our principal executive officer, our principal financial officer and our three other executive officers who served during the year ended December 31, 2011, named in the Summary Compensation table below, whom, collectively, we refer to as our named executive officers; and

•	all of our directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 43,557,313 shares of our common stock outstanding as of February 29, 2012. Except as otherwise set forth below, the address of each beneficial owner is c/o AVEO Pharmaceuticals, Inc., 75 Sidney Street, 4th Floor, Cambridge, Massachusetts 02139.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	+	Common Stock Underlying Options Exercisable Within 60 Days	=	Total Securities Beneficially Owned	Percentage of Shares Beneficially Owned
Holders of more than 5% of our voting securities
Entities affiliated with FMR LLC(1)	6,332,069		0		6,332,069	14.5%
Entities affiliated with The Baupost Group, LLC(2)	5,084,652		0		5,084,652	11.7%
Entities affiliated with MPM Capital(3)	2,208,961		32,916		2,241,877	5.1%
Directors and Named Executive Officers
Kenneth M. Bate	3,750		42,916		46,666	*
Ronald A. DePinho(4)	542,524		47,916		590,440	1.4%
Anthony B. Evnin(5)	1,152,052		32,916		1,184,968	2.7%
Nicholas G. Galakatos(6)	2,208,961		32,916		2,241,877	5.1%
Tuan Ha-Ngoc(7)	356,619		773,620		1,130,239	2.6%
Raju Kucherlapati(8)	180,415		27,501		207,916	*
Henri A. Termeer	0		30,000		30,000	*
Kenneth E. Weg	41,592		32,916		74,508	*
Robert C. Young(9)	4,389		23,166		27,555	*
Jeno Gyuris	91,612		152,459		244,071	*
Elan Ezickson	25,493		196,642		222,135	*
David Johnston	25,154		203,652		228,806	*
William Slichenmyer	23,693		70,052		93,745	*

All current executive officers and directors as a group (14 persons)	4,678,570	+	1,741,419	=	6,419,989	14.2%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,332,069 shares of common stock as a result of acting as investment adviser to various investment companies (the “Fidelity Funds”) registered under Section 8 of the Investment Company Act of 1940. Each of Edward C. Johnson III and FMR LLC, through its control of Fidelity and the Fidelity Funds has power to dispose of the shares owned by the Fidelity Funds. Through their ownership of voting common shares and a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson III, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Fidelity’s address is 82 Devonshire Street, Boston, Massachusetts 02109. For information regarding FMR LLC, we have relied on the Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2012.

(2)	The Baupost Group, LLC (“Baupost”) and each of SAK Corp., which is the manager of Baupost, and Seth A. Klarman, the sole director and sole officer of SAK Corp., may be deemed to hold shared voting and investment power with respect to such shares. Baupost’s address is 10 St. James Avenue, Suite 1700, Boston, MA 02116. For information regarding Baupost, we have relied on the Schedule 13G/A filed by Baupost with the SEC on February 10, 2012.

(3)

Consists of (a) 1,493,260 shares of common stock held by MPM Bioventures II-QP, L.P., or BV2QP, (b) 164,567 shares of common stock held by MPM Bioventures II L.P., or BV2LP, (c) 25,402 shares of common stock held by MPM Asset Management Investors 2002 BVII LLC, or INV02, (d) 525,732 shares of common stock held by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG, or BV2KG and (e) 32,916 shares of common stock issuable upon exercise of stock options held by Nicholas Galakatos. Dr. Galakatos, a member of our board of directors, is an investment manager of INV02 and may be deemed to have voting and investment power over shares held of record by INV02. MPM Asset Management II LLC is the sole general partner of MPM Asset Management II, L.P., which is the special limited partner of BV2KG and the sole general partner of BV2LP and BV2QP. Dr. Galakatos is an investment manager of

MPM Asset Management II LLC, which has ultimate voting and investment power over shares held of record by BV2KG, BV2LP and BV2QP, and he may be deemed to have voting and investment power over shares held of record by BV2KG, BV2LP and BV2QP. Under the terms of the relevant operative agreements with MPM Capital, shares issuable upon exercise of the stock options are held by Dr. Galakatos for the benefit of MPM Capital and may only be exercised at the discretion of MPM Capital. Dr. Galakatos disclaims beneficial ownership over all such shares except to the extent of his pecuniary interest therein. The address of MPM Capital is 200 Clarendon Street, Boston, Massachusetts 02116. For information regarding MPM Capital, we have relied on the Schedule 13G filed by BV2QP with the SEC on February 9, 2012.

(4)	Consists of (a) 225,012 shares of common stock, (b) 100,000 shares of common stock held by Raju Kucherlapati and his successors, as Trustee of The Ronald A. DePinho and Lynda Chin Family Trust, (c) 217,512 shares of common stock held by Dr. Chin, Dr. DePinho’s wife, and (d) 47,916 shares of common stock issuable upon exercise of stock options. Raju Kucherlapati is the trustee of the trust described above and he exercises sole voting and investment power over the shares held of record by such trust.

(5)	Consists of (a) 917,569 shares of common stock held by Venrock Associates III, L.P., or VA3, (b) 206,452 shares of common stock held by Venrock Associates, L.P., or VA, (c) 22,938 shares of common stock held by Venrock Entrepreneurs Fund III, L.P., or VEF3, (d) 109 shares of common stock held by VEF Management III, LLC, or VEFM3, (e) 32,916 shares of common stock issuable upon exercise of stock options and (f) 4,984 shares of common stock. Dr. Evnin, a member of our board of directors, is a general partner of VA, a New York limited partnership, a member of Venrock Management III, LLC, or VM3, the general partner of VA3, and a member of VEFM3, the general partner of VEF3. Dr. Evnin expressly disclaims beneficial ownership over all shares held by VA, VA3, VEF3, VM3 and VEFM3, except to the extent of his indirect pecuniary interest therein. The stock options held by Dr. Evnin, and shares of common stock issuable upon exercise of such stock options, are held for the sole and exclusive benefit of VR Management, LLC, a Delaware limited liability company and an affiliate of VA, VA3, VEF3, VM3 and VEFM3. Dr. Evnin expressly disclaims beneficial ownership over such stock options and all shares of common stock issuable thereunder.

(6)	Consists of (a) 2,208,961 shares of common stock held by entities affiliated with MPM Capital and (b) 32,916 shares of common stock issuable upon exercise of stock options. Dr. Galakatos, a member of our board of directors, is an investment manager of INV02 and may be deemed to have voting and investment power over shares held of record by INV02. Dr. Galakatos is an investment manager of MPM Asset Management II LLC, which has ultimate voting and investment power over shares held of record by BV2KG, BV2LP and BV2QP, and he may be deemed to have voting and investment power over shares held of record by BV2KG, BV2LP and BV2QP. Under the terms of the relevant operative agreements with MPM Capital, shares issuable upon exercise of the stock option held by Dr. Galakatos are held for the benefit of MPM Capital and may only be exercised at the direction of MPM Capital. Dr. Galakatos disclaims beneficial ownership over all such shares except to the extent of his pecuniary interest therein.

(7)	Consists of (a) 151,980 shares of common stock held by Gabriel Schmergel, Trustee, or his successors in trust, of the Tuan Ha-Ngoc 2009 GRAT, (b) 204,639 shares of common stock, and (c) 773,620 shares of common stock issuable upon exercise of stock options. Gabriel Schmergel is the trustee of the trust described above and he exercises sole voting and investment over the shares held of record by such trust.

(8)	Consists of (a) 86,961 shares of common stock, (b) 19,053 shares of common stock held by Raju Kucherlapati as custodian for David Kucherlapati under the Massachusetts Uniform Transfers to Minors Act, (c) 42,078 shares of common stock held by Raju Kucherlapati c/f David Kucherlapati, (d) 3,773 shares of common stock held by Raju Kucherlapati Custodian FBO David Kucherlapati UTMA MA until age 21, (e) 28,550 shares of common stock held by Raju Kucherlapati Grantor Retained Annuity Trust No. 1 and (f) 27,501 shares of common stock issuable upon exercise of stock options. Dr. Kucherlapati, a member of our board of directors, is the trustee of the trusts described in this footnote and he exercises sole voting and investment power over the shares held of record by such trusts.

(9)	Consists of (a) 3,389 shares of common stock, (b) 23,166 shares of common stock issuable upon exercise of stock options and (c) 1,000 shares of common stock held by Dr. Young’s wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of our records and written representations by the persons required to file these reports, we believe that, during the year ended December 31, 2011, our executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements applicable to them except that (i) a Form 4 for William Slichenmyer, reporting an option exercise and sale of stock on January 10, 2011, was filed one day late, (ii) a Form 4 for Elan Ezickson, reporting an option exercise and sale of stock on January 10, 2011, was filed one day late, (iii) a Form 3/A for Kenneth Bate was filed on February 15, 2011 to report his ownership of shares of our common stock inadvertently omitted from Mr. Bate’s Form 3, timely filed on March 11, 2010, and (iv) a Form 4 for David Johnston, reporting an option exercise and sale of stock on September 1, 2011, was filed one day late.

PROPOSAL 1—ELECTION OF DIRECTORS

Our board is currently comprised of nine members, although we are authorized under our certificate of incorporation and bylaws to elect up to twelve members. The persons named in the accompanying proxy will vote to elect Messrs. Bate, Ha-Ngoc, Termeer and Weg and Drs. DePinho, Evnin, Kucherlapati and Young as directors unless you indicate otherwise on your proxy. Each of the nominees is currently a member of our board of directors.

If they are elected, each of the nominees will hold office until our annual meeting of stockholders in 2013 and until his successor is duly elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors.

One of our directors, Dr. Galakatos, is not standing for re-election. This creates a vacancy on our board of directors. Vacancies on our board of directors may be filled by the affirmative vote of a majority of our directors then in office. Our board of directors has not nominated any individual to fill the vacancy. At the annual meeting, proxies cannot be voted for a greater number of individuals than the nominees named in this proxy statement.

Dr. Galakatos, age 54, has served as a director since March 2002. He is a co-founder and Managing Director of Clarus Ventures, a global venture capital firm focused in the life sciences, since Clarus’ inception in 2005. He is also a General Partner of the MPM BioVentures II and MPM BioVentures III venture capital funds since 2000. From 1997 to 2000 Dr. Galakatos served as Vice President, New Business at Millennium Pharmaceuticals, Inc., a biopharmaceutical company. He was a founder and Chairman of TransForm Pharmaceuticals, a privately held pharmaceutical company, and was a founder of Millennium Predictive Medicine. He serves on the boards of a number of private companies, including Aerovance Inc. and Portola Pharmaceuticals, Inc., each a biopharmaceutical company, Link Medicine Corporation, a biotechnology company, and Nanostring Technologies, Inc., a life sciences company. During the last five years, Dr. Galakatos has served as a member of the board of directors of pharmaceutical companies Cornerstone Therapeutics, Inc. (formerly Critical Therapeutics, Inc.) and Affymax, Inc. where he was the Lead Director. He holds a B.A. in chemistry from Reed College and a Ph.D. in organic chemistry from the Massachusetts Institute of Technology.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information of each of the nominees for director. Information with respect to the number of shares of common stock beneficially owned by each of these individuals, directly or indirectly, as of February 29, 2012 appears above under the heading “Ownership of Our Common Stock.”

Kenneth M. Bate, age 61, has served as a director since December 2007. He is currently an independent consultant. Previously, Mr. Bate was the President and Chief Executive Officer of Archemix Corp., a privately held biopharmaceutical company, a position he held from April 2009 through December 2011. From 2006 to April 2009, he served in various positions at NitroMed, Inc., a public pharmaceutical company, most recently as President and Chief Executive Officer. From 2002 to 2005, Mr. Bate served as Head of Commercial Operations and Chief Financial Officer at Millennium Pharmaceuticals. Prior to joining Millennium Pharmaceuticals, Mr. Bate co-founded JSB Partners, LLC, a banking and advisory services firm for biopharmaceutical and life sciences companies. From 1990 to 1996, he was employed with Biogen, Inc. (now Biogen Idec Inc.), a public biotechnology company, first as their Chief Financial Officer and then as head of the commercial organization responsible for launching its multiple sclerosis business. Mr. Bate currently serves as Chairman of the Board of Cubist Pharmaceuticals, Inc., and on the board of BioMarin Pharmaceutical, Inc., each a public biopharmaceutical company. During the last five years, Mr. Bate has served as a director of NitroMed, Archemix, TransMedics, Inc., a privately held medical device company, and Coley Pharmaceutical Group, Inc., a biopharmaceutical company, which was a public company during the period of Mr. Bate’s service. He holds a B.A. in Chemistry from Williams College and an M.B.A. from The Wharton School of the University of Pennsylvania. We believe Mr. Bate’s qualifications to serve on our board of directors include his operating, finance, commercial, transactional and senior management experience in the industry, such as his experience as Chief Executive Officer of Archemix and NitroMed, and Head of Commercial Operations and Chief Financial Officer at Millennium Pharmaceuticals, as well as his experience serving on the board of directors of other public companies in the life sciences industry, such as Cubist Pharmaceuticals and BioMarin Pharmaceutical.

Ronald A. DePinho, M.D., age 57, is one of our co-founders and has served as a director since October 2001. Since September 2011, Dr. DePinho has served as the President of University of Texas MD Anderson Cancer Center and as Professor of Cancer Biology at MD Anderson. From 1998 through August 2011, he served as Professor of Medicine and Genetics at the Harvard Medical School, director of the Belfer Institute for Applied Cancer Science, of which he was also the founder, and as a member of the Departments of Medical Oncology, Medicine and Genetics at the Dana Farber Cancer Institute and Harvard Medical School. He currently serves on the board of directors at Karyopharm Therapeutics, Inc., a privately held biopharmaceutical company, and is a scientific advisor at Metamark Genetics, Inc., a privately held molecular diagnostics company focused on oncology. Dr. DePinho is a leading cancer researcher and a recipient of numerous awards. Dr. DePinho has served on many public advisory boards, including as Chair of the NIH Human Cancer Genome (TCGA) External Advisory Board and NCI Mouse Models of Human Cancer Consortium. He is a member of the Institute of Medicine of the National Academies and Fellow of the American Academy of Arts and Sciences. He holds a B.S. in Biology from Fordham University and an M.D. with distinction in Microbiology and Immunology from the Albert Einstein College of Medicine. We believe Dr. DePinho is qualified to sit on our board of directors given his role as a scientific founder of our company and his key involvement in the creation of our company’s Human Response Platform™. His qualifications also include his leadership in the field of cancer modeling and cancer genetics, his extensive experience in the research, development and treatment of oncological diseases, which are the focus of our research and development programs, as well as his practical experience as a physician and administrator.

Anthony B. Evnin, Ph.D., age 71, has served as a director since March 2002. He has been a Partner at Venrock, a venture capital firm, where he focuses largely on life sciences investments and, in particular, biotechnology investments, since 1975. Dr. Evnin currently serves on the boards of Infinity Pharmaceuticals, Inc. and Pharmos Corporation, both public biopharmaceutical companies, and several private biopharmaceutical companies, including Acceleron Pharma Inc., Constellation Pharmaceuticals, Inc., and Metabolex, Inc. During the last five years, Dr. Evnin served as a director of Altea Therapeutics Corporation, Celladon Corporation, and Syntonix Pharmaceuticals, Inc., all private biopharmaceutical companies, Kenet, Inc. a semiconductor company, and Boston-Power, Inc., a lithium-ion battery company, as well as the following publicly traded biopharmaceutical companies: Memory Pharmaceuticals Corp., Sunesis, Inc., Renovis, Inc., Icagen, Inc. and Coley Pharmaceutical Group. His previous experience was as a manager of business development at Story Chemical Corporation and a research scientist at Union Carbide Corporation. Dr. Evnin is a Trustee of The

Rockefeller University and of The Jackson Laboratory, Trustee Emeritus of Princeton University, a Member of the Boards of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, and a Director of the New York Genome Center. Dr. Evnin holds a Ph.D. in Chemistry from the Massachusetts Institute of Technology and an A.B. from Princeton University. We believe Dr. Evnin’s qualifications to sit on our board of directors include his substantial experience as an investor in, and director of, early stage biopharmaceutical companies, including Infinity Pharmaceuticals, as well as his expertise in corporate strategy at a publicly traded biopharmaceutical company.

Tuan Ha-Ngoc, age 60, has served as President and Chief Executive Officer of our company and as a member of our board of directors since June 2002. From 1999 to 2002, he was co-founder, President and Chief Executive Officer of deNovis, Inc., an enterprise-scale software development company for the automation of healthcare administrative functions. From 1998 to 1999, Mr. Ha-Ngoc was Corporate Vice President of Strategic Development for Wyeth, a global pharmaceutical company, following Wyeth’s acquisition of Genetics Institute, where Mr. Ha-Ngoc served as Executive Vice President with responsibility for corporate development, commercial operations and European and Japanese operations. Mr. Ha-Ngoc serves on the board of directors of Human Genome Sciences, Inc., a public pharmaceutical company, as well as on the boards of a number of academic and nonprofit organizations, including the Harvard School of Dental Medicine, the Tufts School of Medicine, the MIT Koch Institute of Integrative Cancer Research, and the International Institute of Boston. Mr. Ha-Ngoc served on the board of directors of ArQule, Inc., a public biotechnology company, from 2002 until 2006. He holds an M.B.A. from INSEAD and an M.A. in pharmacy from the University of Paris, France. We believe that Mr. Ha-Ngoc’s qualifications to serve on our board of directors include his position as our chief executive officer and his significant experience in the cancer research field and corporate strategy development, including his executive leadership roles at global pharmaceutical companies, and his experiences in commercializing potential drug candidates, including his commercialization experience in North America, Europe and Japan.

Raju Kucherlapati, Ph.D., age 69, has served as a director since October 2001. He has been a professor of Medicine at Harvard Medical School since 2001 and served as Scientific Director of the Harvard Medical School-Partners HealthCare Center for Genetics and Genomics from 2001 to 2008. Dr. Kucherlapati was a founder of Cell Genesys, Inc., a biopharmaceutical company, Abgenix, Inc., a life sciences company, and Millennium Pharmaceuticals, and currently serves on the board of Enlight Biosciences LLC, a privately held drug discovery and development technologies company, Metamark Genetics, and Kew Group LLC, a privately held personalized oncology company. During the last five years, Dr. Kucherlapati has served as a member of the board of directors at Millennium Pharmaceuticals and Abgenix. Dr. Kucherlapati holds a B.S. in Biology from P.R. College, Kakinada, India, a M.S. in Biology from Andhra University, Waltair, India and a Ph.D. from the University of Illinois at Urbana. We believe Dr. Kucherlapati is qualified to sit on our board of directors given his role as a scientific founder of our company’s Human Response Platform. In addition, we believe Dr. Kucherlapati’s qualifications to sit on our board of directors include his substantial experience in the development and growth of early stage biopharmaceutical companies such as Cell Genesys and Abgenix and at large global pharmaceutical companies such as Millennium Pharmaceuticals and his service as a member of the board of directors at publicly traded life sciences companies such as Millennium Pharmaceuticals, and Abgenix.

Henri A. Termeer, age 66, has served as a director since April 2011 and is Chairman of our Board. Prior to June 2011, Mr. Termeer had served as President and a director of Genzyme Corporation, a leading global public biotechnology company, since October 1983, as Chief Executive Officer since 1985 and as Chairman of the Board since May 1988. Mr. Termeer was co-chairman of the transition committee following the acquisition of Genzyme by Sanofi in April 2011 and resigned from Genzyme in June 2011 following the completion of the initial phase of the integration plan. In 2008, he was appointed to Massachusetts Governor Deval Patrick’s Council of Economic Advisors, and he is a co-chair of the Leadership Council of the Massachusetts Life Sciences Collaborative. Mr. Termeer is also Chairman Emeritus of the New England Healthcare Institute, a nonprofit, applied research health policy organization he was instrumental in founding. He served on the board of directors of the Pharmaceutical Research and Manufacturers of America from 1997 to 2011. Mr. Termeer is also a former Chairman of the Federal Reserve Bank of Boston’s board of directors, and a board member of ABIOMED Inc., a public medical device company, Verastem, Inc., a public biopharmaceutical company, and Medical Simulation Corporation, a healthcare industry consulting services provider. He is a board member of Massachusetts Institute of Technology Corporation and serves on its Executive Committee. Mr. Termeer is a director of Massachusetts General Hospital, a board member of Partners HealthCare and a member of the Board of Fellows of Harvard Medical School. We believe that Mr. Termeer’s senior executive experience in developing and managing Genzyme Corporation and his deep industry experience qualify him to serve as a member of our board of directors.

Kenneth E. Weg, age 73, is one of our co-founders and has served as a director since January 2002. He has over 34 years of experience in the pharmaceutical industry with global biopharmaceutical companies Bristol-Myers Squibb Company and Merck & Co., Inc. From 1993 to 1998 he was President, Worldwide Medicines Group of Bristol-Myers Squibb Company, responsible for all ethical pharmaceuticals and over-the-counter medicines on a global basis. Mr. Weg also served as Vice-Chairman of the Board. He retired from Bristol-Myers Squibb Company in February 2001. Mr. Weg also served as non-Executive Chairman of Millennium Pharmaceuticals until that company was acquired by Takeda, Inc. in 2007. During the last five years, Mr. Weg has served as a member of the board of directors at Millennium Pharmaceuticals. Mr. Weg was also a founder and the Chairman of Clearview Projects, Inc., a strategic advisory firm, from 2002 to 2010. He is also a founder and chairman of Metamark Genetics. Currently, Mr. Weg serves on the board at Fox Chase Cancer Center. He holds a B.A. in English Literature from Dartmouth College and an M.B.A. from Columbia University. We believe Mr. Weg’s qualifications to sit on our board of directors include his extensive leadership experience in the global pharmaceutical industry, including his extensive executive leadership at Bristol-Myers Squibb Company and his service as a member of the board of directors of Millennium Pharmaceuticals.

Robert C. Young, M.D., age 72, has served as a director since July 2009. Dr. Young is President of RCY Medicine, a consulting service focused on cancer center productivity, health care quality and health policy, which he founded in July 2009. From 2007 to 2009 he served as Chancellor of Fox Chase Cancer Center and as President and Chief Executive Officer from 1989 to 2007. Dr. Young is a past-President of the American Society of Clinical Oncology (ASCO), the American Cancer Society and the International Gynecologic Cancer Society and past Chairman of the Board of Scientific Advisors of the National Cancer Institute and is past Chairman of the Comprehensive Cancer Network. Dr. Young serves as Chairman of the editorial board of Oncology Times. He served on the board of directors of West Pharmaceutical Services, Inc., a public pharmaceutical technology company, from July 2002 to May 2012 and currently serves on the board of directors of Human Genome Sciences. During the last five years, Dr. Young has served as a member of the scientific advisory boards of the Dana Farber Cancer Center, the Huntsman Cancer Center and the Ohio State Cancer Center. He holds a B.Sc. in zoology from Ohio State University and an M.D. from Cornell University Medical College and is board certified in Internal Medicine, Hematology and Medical Oncology. We believe that Dr. Young’s qualifications to serve on our board of directors include his substantial experience in cancer research as head of the Fox Chase Cancer Center and as Chairman of the Board of Scientific Advisors of the National Cancer Institute as well as his prior role with the National Cancer Policy Board at the Institute of Medicine, his service as a member of the board of directors at publicly traded life sciences companies West Pharmaceutical Services, Inc. and Human Genome Sciences, Inc., as well as his accomplished background as a board certified physician.

Our board of directors recommends a vote “FOR” the election of each of the director nominees.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that AVEO Pharmaceuticals is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. We have adopted a Code of Business Conduct and Ethics, which applies to all of our officers, directors and employees, as well as charters for our audit committee, our compensation committee and our nominating and governance committee, and Corporate Governance Guidelines. We have posted copies of our Code of Business Conduct and Ethics and Corporate Governance Guidelines on the Corporate Governance page of the Investors section of our website, www.aveooncology.com, which you can access free of charge. We intend to disclose on our website any amendments to, or waivers from, our Code of Business Conduct and Ethics required to be disclosed by law or NASDAQ listing standards.

Board Determination of Independence

Rule 5605 of the NASDAQ Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

In March of 2012, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors determined that none of Mr. Bate, Dr. Evnin, Dr. Galakatos, Dr. Kucherlapati, Mr. Termeer, Dr. Young and Mr. Weg, representing seven of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Our board of directors also determined that Mr. Bate, Dr. Evnin, and Dr. Young, who comprise our audit committee, Dr. Galakatos, Mr. Bate and Mr. Termeer, who comprise our compensation committee, and Dr. Evnin, Dr. Young and Dr. Kucherlapati, who comprise our nominating and governance committee, satisfy the independence standards for such committees established by the Securities and Exchange Commission and the NASDAQ Marketplace Rules, as applicable. In making such determination, the board of directors considered the relationships that each such non-employee director has with our company and other facts and circumstances the board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. With respect to Dr. Kucherlapati, the board of directors took into consideration the fact that the company entered into a consulting agreement with him dated as of January 1, 2010, which we amended in October 2011 to extend the term through December 31, 2013, and determined that the existence of such consulting agreement did not result in a relationship with Dr. Kucherlapati that would interfere with his exercise of independent judgment in carrying out the responsibilities as a director because, among other things, to date Dr. Kucherlapati has received $3,000 of remuneration under such agreement and any future remuneration is based upon a per diem rate and is not expected to be significant.

Role of the Board

Our board of directors is responsible for establishing broad corporate policies and reviewing our overall performance. The primary responsibility of our board is to oversee the management of our company and, in doing so, serve the best interests of the company and our stockholders. Our board selects, evaluates and provides for the succession of executive officers and, pursuant to recommendations by our nominating and governance committee and subject to stockholder election, selects directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Our board also participates in decisions that have a potential major economic impact on our company. Management keeps our directors informed of company activity through regular communication, including written reports and presentations at board of directors and committee meetings.

Our board of directors, upon the recommendation of our nominating and governance committee, has determined that the roles of chairman of the board and chief executive officer should be separated at the current time. Accordingly, our board has appointed Mr. Termeer, an independent director within the meaning of NASDAQ rules (see “Board Determination of Independence” above), as the chairman of the board of directors. Mr. Termeer’s duties as chairman of the board include the following:

•	Chairing meetings of the independent directors in executive session.

•	Meeting with any director who is not adequately performing his or her duties as a member of our board or any committee.

•	Facilitating communications between other members of our board and our chief executive officer.

•	Preparing or approving the agenda for each board meeting.

•	Determining the frequency and length of board meetings and recommending when special meetings of our board should be held.

•

Reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board (see “Communicating with the Independent Directors” below).

Our board decided to separate the roles of chairman and chief executive officer because it believes that such leadership structure offers the following benefits:

•	Increasing the independent oversight of AVEO Pharmaceuticals, and enhancing our board’s objective evaluation of our chief executive officer.

•	Enabling our chief executive officer to focus on company operations instead of board administration.

•	Providing our chief executive officer with an experienced sounding board.

•	Providing greater opportunities for communication between stockholders and our board.

•	Enhancing the independent and objective assessment of risk by our board.

•	Providing an independent spokesman for our company.

The Board’s Role in Risk Oversight

We face a number of risks in our business, including risks related to: pre-clinical and clinical research and development; regulatory reviews, approvals and oversight; intellectual property filings, prosecution, maintenance and challenges; the establishment and maintenance of strategic alliances; competition; the ability to access additional funding for our business; as well as other risks. Our management is responsible for the day-to-day management of the risks that we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management.

Our board administers its risk oversight function directly and through its three committees. Our chairman meets regularly with our chief executive officer and other executive officers to discuss strategy and risks facing the company. Members of our executive management team attend the quarterly board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Each quarter, the board of directors receives presentations from members of senior management on strategic matters involving our business. In addition, in accordance with its charter, the audit committee regularly discusses with management our risk exposures in the areas of financial reporting, internal controls and compliance with legal and financial regulatory requirements, their potential impact on our company and the steps we take to manage them. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Board of Directors Meetings and Attendance

Our board met six times during 2011, either in person or by teleconference. During 2011, each of our directors attended at least 75% of the aggregate number of board meetings and meetings of the committees on which he then served, except for Mr. Weg, who did not attend two of the six board meetings.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are responsible for attending annual meetings. All of our directors attended the 2011 annual meeting of the stockholders.

Board Committees

Our board of directors has established standing audit, compensation and nominating and governance committees, each of which operates under a written charter that has been approved by our board. We have posted copies of each committee’s charter on the Corporate Governance page of the Investors section of our website, at www.aveooncology.com. The members of each committee are appointed by our board, upon recommendation of our nominating and governance committee.

Our board has determined that all of the members of each of these three standing committees are independent as defined under the NASDAQ Marketplace Rules, and, in the case of all members of our audit committee, the independence requirements of Rule 10A-3 under the Exchange Act.

Audit Committee

The members of our audit committee are Kenneth Bate, Anthony Evnin, and Robert Young. Mr. Bate chairs the audit committee. Our board of directors has determined that Mr. Bate is an “audit committee financial expert” as defined in applicable SEC rules. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of the independent registered public accounting firm;

•	overseeing the work of the independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and Code of Business Conduct and Ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

Our audit committee met eleven times during 2011.

Compensation Committee

The members of our compensation committee are Nicholas Galakatos, Kenneth Bate and Henri Termeer. Dr. Galakatos chairs the compensation committee. Our board plans to timely reassess the composition of the compensation committee in light of the fact that Dr. Galakatos is not standing for re-election as a director. Our compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our chief executive officer and our other executive officers’ compensation;

•	reviewing and making recommendations to our board with respect to the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules; and

•	preparing the annual compensation committee report required by SEC rules.

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “Executive and Director Compensation Processes.”

Our compensation committee met five times during 2011.

Nominating and Governance Committee

The members of our nominating and governance committee are Anthony Evnin, Robert Young and Raju Kucherlapati. Dr. Evnin chairs the nominating and governance committee. Our nominating and governance committee’s responsibilities include:

•	identifying individuals qualified to serve as members of our board;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending to our board corporate governance principles; and

•	overseeing an annual evaluation of our board.

The processes and procedures followed by our nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

Our nominating and governance committee met five times during 2011.

Director Nomination Process

Our nominating and governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.

The process followed by our nominating and governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board.

Criteria and Diversity

Our corporate governance guidelines specify that diversity on the board should be considered by the nominating and governance committee in the director identification and nomination process. In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, our nominating and governance committee will apply certain criteria, including the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to act in the interests of all stockholders. Our nominating and governance committee also considers issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. While our nominating and governance committee does not have a formal policy with respect to diversity, our board and nominating and governance committee believe that it is essential that the board members represent diverse viewpoints. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board to promote our strategic objectives and fulfill its responsibilities to our stockholders.

The director biographies appearing above under “Proposal 1 — Election of Directors” indicate each nominee’s experience, qualifications, attributes and skills that led our board to conclude that each director should serve as a member of our board. Our board believes that each of the nominees has had substantial achievement in his professional and personal pursuits, and possesses the background, talents and experience that our board desires and that will contribute to the best interests of our company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to our nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the nominating and governance committee, c/o Joseph Vittiglio, Vice President, Chief Corporate Counsel and Secretary, AVEO Pharmaceuticals,

Inc., 75 Sidney Street, Cambridge, Massachusetts 02139. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of the committee or the board, by following the procedures set forth below under the heading “Stockholder Proposals.”

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chair of our board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chair of our board considers to be important for the directors to know. In general, communications relating to governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive communications.

Stockholders who wish to send communications on any topic to our board should address such communications to the board of directors, c/o Joseph Vittiglio, Vice President, Chief Corporate Counsel and Secretary, AVEO Pharmaceuticals, Inc., 75 Sidney Street, Cambridge, Massachusetts 02139.

Executive and Director Compensation Processes

Our compensation committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the company as a whole and for each of our executive officers. Annual corporate goals are proposed by management and approved by our board at the beginning of each calendar year for the following year. These corporate goals target the achievement of specific research, regulatory, clinical and financial milestones. Annual individual goals focus on contributions that facilitate the achievement of the corporate goals. Individual goals are proposed by our compensation committee and approved by our board of directors. Annual salary increases, annual bonuses, and annual stock option and restricted stock awards granted to our executives are tied to the achievement of these corporate and individual performance goals.

During the first calendar quarter of each year, we evaluate individual and corporate performance against the written goals for the recently completed year. This process leads to a recommendation by our chief executive officer for annual executive salary increases, annual stock option and restricted stock awards and bonuses, if any, which is then reviewed and approved by our compensation committee. Any awards under our annual cash incentive program to our chief executive officer is based solely on the achievement of our overall corporate goals.

Our compensation committee has delegated to our chief executive officer the authority to make stock option grants under our 2010 incentive stock plan to our employees (other than to the chief executive officer or any of our other officers or any individual our board of directors or compensation committee may specify from time to time), at exercise prices equal to the closing price of our common stock on the date of grant and subject to vesting provisions and other conditions specified by our compensation committee.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During the fiscal year ended December 31, 2010, our compensation committee retained an independent compensation consultant, Nancy Arnosti, to assist the compensation committee in developing our overall executive and director compensation program for 2011. In September 2011, our compensation committee elected to retain an independent compensation consultant, Radford, an Aon Hewitt Consulting Company, to assist the compensation committee in considering executive compensation awards for performance in 2011 and developing our overall executive and director compensation program for 2012.

Report of the Audit Committee

Our audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2011 and discussed them with our management and our independent registered public accounting firm, Ernst &Young LLP.

Our audit committee has also received from, and discussed with, Ernst &Young LLP various communications that Ernst &Young LLP is required to provide to our audit committee, including the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, Ernst & Young LLP provided our audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

By the audit committee of the board of directors of AVEO Pharmaceuticals, Inc.

Kenneth Bate, Chair

Anthony Evnin

Robert Young

Principal Accountant Fees and Services

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	2011	2010
Audit Fees(1)	$523,342	$615,480
Tax Fees(2)	121,030	42,711
All Other Fees(3)	1,955	1,810

Total Fees	$646,327	$660,001

(1)	“Audit Fees” consist of fees for the integrated audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations related to a collaboration agreement, and the related impact on our financial statements, and other professional services provided in connection with regulatory filings or engagements.

(2)

“Tax Fees” consist of fees for tax advice and tax services primarily related to: (i) tax considerations, including US, UK and Japanese matters, relating to a collaboration agreement, including research related to treatment of sublicense payments, transfer pricing, partnership issues and VAT, (ii) tax planning, (iii) analysis of potential net operating loss limitations pursuant to Section 382, and (iv) assistance with the establishment of a Massachusetts securities corporation.

(3)	“All Other Fees” represent payment for access to the Ernst & Young LLP on-line accounting research database.

All such accountant services and fees were pre-approved by our audit committee in accordance with the “Audit Committee Pre-Approval Policies and Procedures” described below.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Vice President, Chief Corporate Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee of our board of directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unaffiliated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Related Person Transactions

Since January 1, 2011, we have engaged in the following transactions with our directors, executive officers and stockholders that beneficially own more than 5% of our voting securities, and affiliates or immediate family members of our directors, executive officers and stockholders that beneficially own more than 5% of our voting securities.

Effective as of January 1, 2010, we entered into a consultation and scientific advisory board agreement with Lynda Chin, an immediate family member of Ronald DePinho. Pursuant to the agreement, which we amended in March 2011 to extend the term through December 31, 2011, Dr. Chin provided scientific and business advice, as well as attended meetings of our scientific advisory board. The agreement expired on December 31, 2011. Dr. Chin had received $53,000 pursuant to such consulting arrangement in 2011. Effective as of January 1, 2012, we entered into a new consultation and scientific advisory board agreement with Dr.  Chin under which we have paid her $12,500 to date and expect to pay her at least $50,000 in 2012.

Agreements With Our Stockholders

We previously entered into an investor rights agreement with holders of registrable securities (as such term is defined in our investor rights agreement) and warrants to purchase shares of such registrable securities including MPM Bioventures II-QP, L.P., MPM Bioventures II L.P., MPM Asset Management Investors 2002 BVII LLC, and MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG. The investor rights agreement provides, among other things, that such holders have the right to (a) demand that we file a registration statement, subject to certain limitations, and (b) request that their shares be covered by a registration statement that we are otherwise filing.

In connection with our private placement of 4.5 million shares of our common stock to accredited investors on November 3, 2010, we entered into a securities purchase agreement and a registration rights agreement on October 28, 2010 with such accredited investors, including certain entities affiliated with FMR LLC and The Baupost Group, LLC.

Executive Compensation and Employment Arrangements

Please see “Executive and Director Compensation” below for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.

Director Compensation

Please see “Executive and Director Compensation” below for information on compensation arrangements for our directors generally and for information on our consulting arrangements with Dr. DePinho and Dr. Kucherlapati. In 2011, Dr. DePinho received $66,667 under his consulting arrangement with us, which was terminated on August 31, 2011. Additionally, from January 1, 2011 to date, Dr. Kucherlapati received $3,000 under his consulting arrangements with us.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our approach to executive compensation, one of the most important and also most complex aspects of corporate governance, is guided by the following principles:

•	holding our executive officers accountable for results over the long term and maintaining integrity in all of the business dealings of our executive officers;

•	rewarding our executive officers for consistently strong execution; and

•	establishing a clear connection between rewards and performance.

These principles underlie our compensation program and, indeed, our entire culture. We seek to achieve financial strength by, among other things, linking compensation to performance goals, by using equity as a key component of compensation, and by continually reviewing and seeking to improve our compensation program.

2011 Business Highlights

In 2011, we continued our evolution towards our goal of becoming a sustainable, fully-integrated oncology company. Under the leadership of our executive officers, we realized numerous achievements that were transformative for AVEO as both short-term and long-term value drivers. These accomplishments included:

•

Consummation of our partnership with Astellas Pharma, Inc., or Astellas, which we believe allows us to invest in a broad development strategy for tivozanib, in and beyond kidney cancer, and in a commercialization plan that gives us an excellent opportunity to optimize the success of tivozanib in future years.

•

Completion of our June 2011 financing in which we raised over $111 million in gross proceeds, resulting in a strong balance sheet at year-end and enabling us to continue to move our programs forward in parallel, including tivozanib, ficlatuzumab, AV-203 and other earlier stage development programs.

•

Achievement of the successful results of our first-line registration trial for tivozanib in advanced kidney cancer, TIVO-1, in which tivozanib demonstrated superiority over Nexavar (sorafinib), an approved therapy for the treatment of advanced renal cell carcinoma.

•	Completion of enrollment in a phase 2 clinical trial for our internally discovered and developed antibody, ficlatuzumab.

•

Further progress with our early stage programs, including consummation of our exclusive research and license agreement with Centocor Ortho Biotech Inc. for the development and commercialization of our internally discovered antibodies targeting the RON (Recepteur d’Origine Nantais) receptor, pursuant to which we received $15 million in license fees and equity investment.

•	Manufacture of our lead development candidate in our Erb3 program in preparation for human clinical trials.

Our Compensation Program Emphasizes Performance

Most of our compensation decisions are made at the commencement of the year, after review of our performance over the past year. We believe that the compensation of our named executive officers for 2011 was well-aligned with our executive compensation objectives and with our performance for the following reasons, which we believe have the potential to have a positive impact on long-term stockholder value:

•	We delivered strong results against our 2011 company goals, resulting in above-target annual cash incentive award payouts. As described below, the compensation committee determined that the

2011 corporate goals were achieved at a level of 130%, and that certain of the named executive officers exceeded their individual goals and achieved other significant accomplishments, which significantly increased the potential for long-term stockholder value; and

•

We continued to deliver a significant portion of our named executive officer target total direct compensation in the form of long-term incentive equity awards. Over the past several years, a significant portion of the total target value of the three primary elements of named executive officer compensation—base salaries, annual cash incentive awards and equity awards—was delivered in the form of long term equity awards, continuing our emphasis on long-term pay-for-performance.

Overview of our Executive Compensation

The following section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table for the Years Ended December 31, 2009, 2010 and 2011”, or our “named executive officers”, and the most important factors relevant to an analysis of these policies and decisions.

Our named executive officers are:

•	Tuan Ha-Ngoc, President and Chief Executive Officer;

•	David Johnston, Chief Financial Officer;

•	William Slichenmyer, Chief Medical Officer;

•	Elan Ezickson, Executive Vice President, Chief Operating Officer; and

•	Jeno Gyuris, Chief Scientific Officer.

Our compensation committee is responsible for establishing and administering our policies governing the compensation for our named executive officers, including salaries, cash incentives and equity incentive compensation. Our compensation committee consists of three members of our board of directors, all of whom have extensive experience in our industry. Our compensation committee is composed entirely of non-employee independent directors. Our compensation committee also considers the recommendations of our chief executive officer when determining the appropriate mix of compensation for each of our executive officers, including our named executive officers. However, our chief executive officer does not provide input on his own compensation. Although our compensation committee is empowered to approve the salaries, cash incentives and equity incentive compensation of certain of our named executive officers, (i) the independent members of our board of directors (within the meaning of Rule 5605 of the NASDAQ Marketplace Rules) approve the salary, cash incentive and equity incentive compensation of our chief executive officer, based on the recommendation of the compensation committee, and (ii) the compensation committee typically requests that the independent members of our board of directors approve the salaries, cash incentives and equity incentive compensation of all of our other named executive officers based on the compensation committee’s recommendation.

We believe that the compensation of our named executive officers should focus executive behavior on the achievement of near-term corporate goals as well as long-term business objectives and strategies. We place significant emphasis on pay-for-performance compensation programs, which reward our executives when we achieve certain financial and business goals and create stockholder value. We use a combination of base salary, annual cash incentive compensation programs, a long-term equity incentive compensation program and a broad based benefits program to create a competitive compensation package for our executive management team. Because we believe that the performance of every employee is important to our success, we are mindful of the effect our executive compensation and incentive program has on all of our employees.

Objectives of our Executive Compensation Program

Our compensation committee has designed our overall executive compensation program to achieve the following objectives:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•

provide a competitive compensation package that aligns the interests of our named executive officers and stockholders by including a significant variable component which is weighted heavily toward performance-based rewards;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

•	foster a shared commitment among executives by aligning their individual goals with our corporate goals and the creation of stockholder value.

Basis for Compensation Policies and Decisions

We use a mix of short-term compensation, consisting of base salaries and cash incentive awards, and long-term compensation, consisting of equity incentive compensation, to provide a total compensation structure that is designed to achieve our objectives.

In arriving at the amount and types of initial compensation for each of our named executive officers, we consider the following factors:

•	the individual’s particular background and circumstances, including prior relevant work experience and compensation paid prior to joining us;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review (as further discussed below);

•	the demand for people with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the individual’s position;

•	comparison to other executives within our company having similar levels of expertise and experience;

•	recommendations from our compensation consultant; and

•	uniqueness of industry skills.

We annually re-assess the compensation of our named executive officers and determine whether any adjustments should be made. In determining whether to adjust the compensation of any of our named executive officers, we generally take into account the following factors:

•	the executive compensation practices of a selected peer group of publicly traded companies;

•	formal market data regarding base salary, cash incentives and equity compensation from a leading life science compensation survey of national biopharmaceutical and biotechnology companies;

•	the roles and responsibilities of our executives, including any increases or decreases in responsibilities; and

•	the contributions and performance of each named executive officer.

Our compensation committee retained an independent compensation consultant, Nancy Arnosti, in 2010 to assist the compensation committee in developing our overall executive and director compensation program for

2011 and retained an independent compensation consultant, Radford, an Aon Hewitt Consulting Company, or Radford, in October 2011 to assist the compensation committee in developing our overall executive and director compensation program for 2012. Upon approval by our compensation committee, we have also engaged Radford to review our non-executive stock option grants for new hires and annual awards for existing employees.

Our compensation committee has particularly relied on data from Radford’s annual life science compensation surveys. Specifically, in establishing 2011 and 2012 compensation, our compensation committee analyzed the base salary, performance bonus and equity components of compensation from the Radford Global Life Sciences survey for medium-sized US-based companies, which surveyed companies with employee populations ranging from 150-500 in 2010 and from 150-400 in 2011. Our compensation committee deemed the survey to be adequate for our purposes because it indicated the ranges of compensation paid by the companies with which we compete for executive talent.

The compensation committee retained Ms. Arnosti in 2010 to review employment arrangements for our executive officers for 2011. In connection with this review, Ms. Arnosti and the compensation committee reviewed the compensation practices of a peer group, which we refer to as the 2010 peer group, of publicly traded companies which we have historically used to help guide our compensation decisions. This peer group, which was comprised of companies in the life sciences industry at a stage of development, market capitalization and size comparable to ours, consisted of companies the compensation committee believed were generally comparable to our company and against which the compensation committee believed we competed for executive talent. The compensation committee, in consultation with Ms. Arnosti, included the following companies in the 2010 peer group:

Affymax, Inc.	Immunogen, Inc.	Momenta Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	Infinity Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
ARIAD Pharmaceuticals, Inc.	Intermune, Inc.	Targacept, Inc.
Cytokinetics, Inc.	Jazz Pharmaceuticals, Inc.	Xenoport, Inc.
Dyax Corp.	Lexicon Pharmaceuticals, Inc.
Halozyme Therapeutics, Inc.	Micromet, Inc.

The compensation committee retained Radford in October 2011 to review compensation and employment arrangements for our executive officers for 2012. Radford and the compensation committee reviewed a peer group, which we refer to as the 2011 peer group, of publicly traded companies in the life sciences industry at a stage of development, market capitalization and size comparable to ours that consisted of companies the compensation committee believed were generally comparable to our company and against which the compensation committee believed we competed for executive talent. Due to our continued transition in 2011 toward being a fully integrated commercial company, the component companies in the 2011 peer group included publicly traded companies with commercial products in more advanced stages of development than were included in the 2010 peer group. The compensation committee, in consultation with members of the Radford team, included the following companies in the 2011 peer group:

Acorda Therapeutics, Inc.	Exelxis, Inc.	Nektar Therapeutics
Alnylam Pharmaceuticals, Inc.	Halozyme Therapeutics, Inc.	Optimer Pharmaceuticals, Inc.
ARIAD Pharmaceuticals, Inc.	ImmunoGen, Inc.	Savient Pharmaceuticals, Inc.
ArQule, Inc.	Incyte Corporation	Seattle Genetics, Inc.
Auxilium Pharmaceuticals, Inc.	InterMune, Inc.	Spectrum Pharmaceuticals, Inc.
AVANIR Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.	Targacept, Inc.
Dynavax Technologies Corporation	Isis Pharmaceuticals, Inc.	Theravance Inc.

In determining executive compensation for 2012, our compensation committee also considered the stockholder support that our “say-on-pay” proposal received at our 2011 annual meeting of stockholders. Based in part on the results of this vote, our committee concluded that our executive compensation program is effectively designed in light of our objectives and continues to be aligned with the interests of our stockholders and determined not to make significant changes to our executive compensation program.

The Chief Executive Officer’s Role in the Compensation Process

The compensation committee uses, in addition to its own judgment and experience, and the resources and tools described above, the recommendations of our chief executive officer to determine the appropriate mix of compensation for each of our other executive officers. Our chief executive officer does not participate in the determination of his own compensation.

Risk Considerations in our Compensation Program

Our compensation committee has discussed the concept of risk as it relates to our executive compensation program and our compensation committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. As described more fully below in “Compensation Discussion and Analysis,” we structure our pay to consist of both fixed and variable compensation to motivate our executives to produce superior short- and long-term results that are in the best interests of our company and stockholders in order to attain our ultimate objective of increasing stockholder value. We have reviewed our compensation policies and programs with our compensation and audit committees and have concluded that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on our company or business.

Executive Compensation Components

Our executive compensation program is primarily comprised of:

•	base salary;

•	annual incentive cash compensation; and

•	equity compensation.

Our compensation committee has not adopted a formal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing information provided by our compensation consultant and other relevant data, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

We generally strive to provide our named executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance. While we believe that the annual incentive cash component of our compensation package encourages our executives to focus on our near-term performance, generally performance over a one-year period, we rely upon equity-based awards to encourage our executives to focus on our performance over several years. In addition, we provide our executives with benefits that are generally available to our salaried employees, including medical, dental, group life and accidental death, dismemberment and long and short term disability insurance, and matching contributions in our 401(k) plan.

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies. When establishing base salaries for 2011 and 2012, the independent members of our board of directors, upon the recommendation of our compensation committee, considered the overall economic environment, the degree to which the company achieved its business goals and objectives, and each individual’s performance. In addition, with respect to our named executive officers, other than Mr. Ha-Ngoc, our compensation committee considered the recommendations of Mr. Ha-Ngoc in determining appropriate base salary levels.

In February 2011, upon the recommendation of the compensation committee, the independent members of our board of directors decided to increase the base salary of each of our named executive officers for 2011 as set forth in the table below. Our compensation committee made its recommendation based on its analysis, with input from our consultant, Ms. Arnosti, of executive officer pay for the 2010 peer group companies described above and its review of the Radford Global Life Sciences survey for medium-sized US-based companies with 150-500 employees. For 2011, the independent members of our board of directors, upon the recommendation of our compensation committee, established annual base salaries for our named executive officers as follows:

Name	2011 Annual Base Salary($)	Percentage Increase in Base Salary From 2010 Base Salary (%)
Tuan Ha-Ngoc	$490,000	16.0	%(1)
David Johnston	$326,777	10.0	%(2)
William Slichenmyer	$363,060	5.9%
Elan Ezickson	$343,182	4.5	%(3)
Jeno Gyuris	$298,488	4.5%

(1)	In addition to a corporate-wide merit increase, this increase includes a one-time adjustment to Mr. Ha-Ngoc’s base salary to better align such salary with the median of the range of salaries for executives in similar positions at comparable companies.

(2)	In addition to a corporate-wide merit increase, this increase includes a one-time adjustment to Mr. Johnston’s base salary to better align such salary with the median of the range of salaries for executives in similar positions at comparable companies.

(3)	This percentage is calculated based on Mr. Ezickson’s adjusted salary in connection with his promotion to Executive Vice President effective July 1, 2010.

In January 2012, upon the recommendation of the compensation committee, the independent members of our board of directors decided to increase the base salary of each of our named executive officers for 2012 as set forth in the table below. Our compensation committee made its recommendation based on its analysis, with input from our consultant, Radford, of executive officer pay for the 2011 peer group companies described above and its review of the Radford Global Life Sciences survey for medium-sized US-based companies with 150-400 employees. For 2012, the independent members of our board of directors, upon the recommendation of our compensation committee, established annual base salaries for our named executive officers as follows:

Name	2012 Annual Base Salary($)	Percentage Increase in Base Salary From 2011 Base Salary (%)
Tuan Ha-Ngoc	$550,000	12.2	%(1)
David Johnston	$339,848	4.0%
William Slichenmyer	$377,582	4.0%
Elan Ezickson	$376,909	9.8	%(2)
Jeno Gyuris	$323,935	8.5	%(3)

(1)	In addition to a corporate-wide merit increase, this increase includes an adjustment to Mr. Ha-Ngoc’s base salary to better align such salary with the median of the range of salaries for executives in similar positions in the 2011 peer group of comparable companies.

(2)	In addition to a corporate-wide merit increase, this increase includes an adjustment in connection with Mr. Ezickson’s promotion to Executive Vice President, Chief Operating Officer effective February 1, 2012 and an adjustment to better align such salary with the median of the range of salaries for executives in similar positions at comparable companies.

(3)	In addition to a corporate-wide merit increase, this increase includes an adjustment in connection with Dr. Gyuris’ promotion to Chief Scientific Officer effective February 1, 2012 and an adjustment to better align such salary with the median of the range of salaries for executives in similar positions at comparable companies.

We believe that the base salaries established for our named executive officers for 2011 and 2012 are aligned with our executive compensation objectives stated above and are competitive with those of similarly-situated companies.

Annual Cash Incentive Program. We have designed our annual cash incentive program to reward our named executive officers upon the achievement of specified annual corporate and individual goals which are approved in advance by our compensation committee and board of directors. Our cash incentive program emphasizes pay-for-performance and is intended to closely align executive compensation with achievement of specified operating results as the cash incentive amount is calculated on the basis of percentage of corporate goals achieved. The compensation committee communicates the cash incentive award criteria to the named executive officers at the beginning of each fiscal year. The performance goals established by the compensation committee are based on the business strategy of the company and the objective of building stockholder value. There are three steps to determine if and the extent to which an annual cash incentive award is payable to a named executive officer. First, at the beginning of the fiscal year, the compensation committee determines the target annual cash incentive award for the named executive officer based on a percentage of the officer’s annual base salary for that year. Second, at the beginning of the fiscal year, the compensation committee establishes the specific performance goals that must be met in order for the officer to receive the award and the related weighting of each goal. Third, shortly after the end of the fiscal year, the compensation committee determines the extent to which these performance goals are met and the amount of the award. The board of directors considers, and if it deems appropriate approves, the recommendation of the compensation committee at each of these steps.

For our fiscal year ended December 31, 2011, our compensation committee, with board approval, set corporate and individual goals for our named executive officers. For 2011, the corporate goals, which accounted for 80% of the cash incentive for each of our named executive officers (other than our chief executive officer), the weighting of each goal, and the compensation committee’s quantitative assessment of the degree to which each goal was actually achieved, were as follows:

Corporate Goal	Target Score (%)	Actual Score (%)
Advancement of the tivozanib program	40%	40	%(1)
Achievement of certain financial metrics based on net-cash burn and year-end cash	30%	60	%(2)
Advancement of the ficlatuzumab program	20%	20	%(3)
Advancement of the antibody pipeline	10%	10	%(4)

Total	100%	130%

(1)	We obtained positive results from the phase 3 clinical trial of tivozanib, completed enrollment of a phase 2 clinical trial in renal cell carcinoma, initiated a phase 2 clinical trial in colorectal cancer (in connection with our partner, Astellas) and completed four clinical pharmacology trials to support the New Drug Application for tivozanib.

(2)	The compensation committee determined that the company exceeded its attainment of this corporate goal by 100% due in part to the fact that we ended fiscal year 2011 with a cash balance of approximately $275 million, as compared to a goal of $125 million, which was partially the result of the consummation of a public offering in June 2011, in which we received net proceeds of approximately $104.2 million.

(3)	We completed enrollment of our phase 2 clinical trial for ficlatuzumab in May 2011, successfully transferred the technology/manufacturing process from Merck and began process development for the manufacture of ficlatuzumab for phase 3 clinical development and possible commercial scale.

(4)	We selected a development candidate for our RON program and also consummated a research and license agreement with Centocor Ortho Biotech Inc. relating thereto; we advanced the ErbB3 program (AV-203) through, among other things, the completion of all IND enabling studies and the clinical scale manufacture of our lead development candidate.

For 2011, the individual goals for each of our named executive officers (other than our chief executive officer) accounted for 20% of their performance incentive. The individual goals for those named executive officers are primarily related to the corporate goals for which they are most responsible and, to a lesser extent, individual development goals or department specific goals, subject to discretionary adjustments that our compensation committee deems appropriate. Our chief executive officer makes recommendations to the compensation committee as to the degree to which those named executive officers have satisfied their individual goals.

Mr. Johnston’s individual goals related to monitoring our financial and cash management and putting in place necessary compliance processes and IT systems. The compensation committee deemed Mr. Johnston’s individual goals to be exceeded by 20% based on his accomplishment of these goals and exceptional leadership in the successful consummation of the public offering in June 2011.

Dr. Slichenmyer’s individual goals related to leading the clinical and regulatory efforts to advance the development of tivozanib and ficlatuzumab. The compensation committee deemed Dr. Slichenmyer’s individual goals to be exceeded by 20% based on his accomplishment of these goals, the receipt of data from our phase 3 clinical trial of tivozanib, and the completion of enrollment of the phase 2 portion of a clinical trial to test the combination of ficlatuzumab with another targeted agent in May 2011.

Mr. Ezickson’s individual goals related to securing and overseeing transactions with certain strategic collaborators, activities related to the supply chain for all of our development programs and intellectual property, legal, program management and business development initiatives. The compensation committee deemed Mr. Ezickson’s individual goals to be exceeded by 20% based on his accomplishment of these goals and exceptional leadership in consummating the partnership with Astellas which will allow us to more robustly develop and commercialize tivozanib while continuing to preserve our strategic plan.

Dr. Gyuris’ individual goals related to leading drug discovery efforts to advance certain of our ongoing antibody programs and initiation of new research opportunities. The compensation committee deemed Dr. Gyuris’ individual goals to have been 100% achieved based on his successfully leading our continued development of our proprietary Human Response Platform and early stage drug discovery efforts along with directing our preclinical programs and translational research support of our clinical programs.

The cash incentive payment for our chief executive officer is based solely on the achievement of our overall corporate goals described above.

Our compensation committee has the authority to make discretionary adjustments to our annual cash incentive program, including the ability to make additional awards based on our named executive officers’ performance and to modify the corporate and individual performance targets and the level of awards that our named executive officers receive in conjunction with their performance against the targets. For the fiscal year ended December 31, 2011, the compensation committee established a target cash incentive payment for each of our named executive officers based on a percentage of their 2011 annual base salary. In determining these target cash incentive payments, the compensation committee used, in addition to its own judgment and experience, the recommendations of our chief executive officer based on market data from the Radford Global Life Sciences survey for medium-sized US-based companies with 150-500 employees and information on executive cash incentive targets from companies in the 2010 peer group.

Additionally, in reaching its determinations as to the payouts for 2011 cash incentive compensation, the compensation committee used its discretion to deem that, among many other positive developments in 2011, the consummation of our partnership with Astellas relating to the joint development and commercialization of tivozanib, the consummation of our public offering in June 2011 (at a share price almost 100% higher than our initial public offering price just over a year earlier), and the receipt of positive data from the TIVO-1 clinical trial represented substantial value-creation achievements for the company. In recognition of these exceptional corporate and individual performances, the compensation committee also recommended, and the independent members of our board of directors approved, separate special one-time recognition bonuses for Messrs. Ha-Ngoc, Johnston, Slichenmyer and Ezickson.

The following table sets forth each named executive officer’s target incentive payment for 2011 established by the compensation committee in April 2011, the cash incentive award actually paid, the cash incentive award paid as a percentage of the target award, the additional one-time recognition bonus, if applicable, and the aggregate of the cash incentive award and one-time recognition bonus payment made for 2011.

Name	2011 Target Annual Cash Incentive Award ($)	Cash Incentive Award Paid for 2011 ($)	Cash Incentive Award as a Percentage of Target Cash Incentive Award (%)	Special One-Time Recognition Bonus ($)		Total 2011 Cash Incentive Plan Award and One- Time Recognition Bonus Payment ($)
Tuan Ha-Ngoc	$294,000	$382,200	130%	$50,000	(1)	$432,200
David Johnston	$130,711	$167,310	128%	$20,000	(2)	$187,310
William Slichenmyer	$145,224	$185,887	128%	$20,000	(3)	$205,887
Elan Ezickson	$137,273	$175,709	128%	$20,000	(4)	$195,709
Jeno Gyuris	$89,546	$111,038	124%	N/A		$111,038

(1)	The compensation committee awarded a one-time recognition bonus based on Mr. Ha-Ngoc’s overall leadership and guidance in connection with the company’s strategic, operational and organizational development over the year, the successful consummation of the follow-on public offering in June 2011, the receipt of successful data from our phase 3 clinical trial of tivozanib and the consummation of the partnership with Astellas.

(2)	The compensation committee awarded a one-time recognition bonus based on Mr. Johnston’s leadership role in the successful consummation of the follow-on public offering in June 2011.

(3)	The compensation committee awarded this one-time recognition bonus based on Dr. Slichenmyer’s leadership in overseeing the phase 3 clinical trial of tivozanib which reported successful top-line data at the end of 2011.

(4)	The compensation committee awarded this one-time recognition bonus based on Mr. Ezickson’s leadership in consummating the partnership with Astellas, which will allow us to more robustly develop and commercialize tivozanib while continuing to preserve our strategic plan.

For the fiscal year ending December 31, 2012, the compensation committee established a target incentive payment for each of our named executive officers based on a percentage of their 2012 annual base salary as set forth below. These target incentive payments are based on the executive cash incentive practices of the 2011 peer group companies and market data on compensation from the Radford Global Life Sciences survey for medium-sized US-based companies with 150-400 employees and were set at levels that approximated the 50th percentile of target executive cash incentive compensation at those companies.

Name	2012 Annual Base Salary($)	Target Percentage of 2012 Annual Base Salary (%)	Target 2012 Annual Cash Incentive Award ($)
Tuan Ha-Ngoc	$550,000	65%	$357,500
David Johnston	$339,848	40%	$135,939
William Slichenmyer	$377,582	40%	$151,033
Elan Ezickson	$376,909	40%	$150,764
Jeno Gyuris	$323,935	40%	$129,574

Equity Compensation. We use stock options and restricted stock to attract, retain, motivate and reward our named executive officers. Through our equity-based grants, we seek to align the interests of our named executive officers with our stockholders, reward and motivate both near-term and long-term executive performance and provide an incentive for retention. Our decisions regarding the amount and type of equity incentive compensation, the allocation of equity and relative weighting of these awards within total executive compensation have been based on market practices of similarly-situated companies. While annual incentive cash compensation is designed to encourage shorter-term performance, generally performance over a one-year period, equity-based awards are designed to encourage our named executives’ performance over several years.

We grant equity incentive awards to our employees, including our named executive officers, upon the commencement of their employment and, generally, on an annual basis, as part of our overall compensation program. Historically, all grants of awards to our named executive officers have been made by our board of directors at regularly scheduled meetings during the year upon the recommendation of our compensation committee. The exercise or purchase price of each award is equal to the fair market value of the award on the date of grant, which is the date of the board meeting approving such grant. The following factors are considered in determining the amount of equity incentive awards, if any, to grant to our named executive officers:

•	the number of shares subject to, and exercise prices (when applicable) of, outstanding awards, both exercisable, or vested, and unexercisable, or unvested, held by our executives;

•	the vesting schedule of the unvested awards held by our executives; and

•	the amount and percentage of total equity on a diluted basis held by our executives.

All historical stock option grants prior to our initial public offering were made at exercise prices that our board of directors determined to equal the fair market value of our shares of common stock on the respective grant dates.

In February 2011, as part of the annual individual performance evaluations of our named executive officers, the independent members of our board of directors, upon the recommendation of our compensation committee, granted to our named executive officers an award of milestone-based restricted common stock to further incentivize stockholder value creation in 2011. The shares of restricted common stock were to vest as follows: 50% of the shares were to vest upon the date the compensation committee determined, if such determination were made, that top-line efficacy data received from the ongoing phase 3 registration trial of tivozanib met the primary endpoint of such trial with statistical significance of p≤0.05 with the remainder of the shares vesting on the first anniversary of such compensation committee determination, if made. In January 2012, the compensation committee determined that this performance milestone had been achieved and, accordingly, 50% of these restricted stock awards vested as further set forth in the table below under the columns entitled “Number of Shares of Milestone-Based Restricted Stock Granted in 2011” and “Number of Shares of Milestone-Based Restricted Stock Granted in 2011 Vested as of January 25, 2012.” The remainder of these shares will vest in January 2013 in accordance with the terms of the grants.

Name	Number of Shares of Milestone-Based Restricted Stock Granted in 2011	Number of Shares of Milestone-Based Restricted Stock Granted in 2011 Vested as of January 25, 2012
Tuan Ha-Ngoc	25,000	12,500
David Johnston	6,000	3,000
William Slichenmyer	6,000	3,000
Elan Ezickson	6,000	3,000
Jeno Gyuris	4,000	2,000

In January 2012, as part of the annual individual performance evaluations of our named executive officers, the independent members of our board of directors, upon the recommendation of our compensation committee, granted to our named executive officers the options to purchase shares of our common stock set forth in the table below. The independent members of our board of directors also granted our named executive officers an additional award of milestone-based restricted common stock, as set forth below. The stock option awards to our named executive officers were granted with a term of 10 years (subject to continued employment with our company) and an exercise price of $13.18 per share, which was the closing price of our common stock on the date of grant. Our compensation committee made its recommendation based on its analysis, with input from our consultant, Radford, of executive officer equity for the 2011 peer group companies described above and its review of the Radford Global Life Sciences survey for medium-sized US-based companies with 150-400 employees and recommended awards that approximated the 50th percentile of executive equity incentive compensation at those companies.

Name	Number of Shares of Common Stock Underlying Time-Based Options Granted in 2012(1)	Number of Shares of Milestone- Based Restricted Stock Granted in 2012(2)	Total Number of Shares of Common Stock Underlying Awards Granted in 2012
Tuan Ha-Ngoc	93,500	55,000	148,500
David Johnston	33,500	19,700	53,200
William Slichenmyer	31,900	18,800	50,700
Elan Ezickson	35,100	20,600	55,700
Jeno Gyuris	27,700	16,300	44,000

(1)	These options vest and become exercisable over a period of four years in equal monthly installments.

(2)	50% of the total amount of shares underlying such award vests upon the date our compensation committee determines, if such determination is made, that the FDA has approved tivozanib for sale in the U.S. with satisfactory prescribing information in its label and 50% of the total amount of shares underlying such award vests upon the date the compensation committee determines, if such determination is made, that the European Medicines Agency has approved tivozanib for sale in the European Union with satisfactory prescribing information in its label.

Vesting of options and restricted stock granted to any employee, including our named executive officers, fully accelerates if such employee is terminated without “cause” within one year following a change in control of the company. Vesting and exercise rights, if applicable, cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

We do not have any equity ownership guidelines for our executives.

Other Benefits. We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. Under our 401(k) plan, we match 50% on every dollar contributed by an employee up to a maximum of 5% of the employee’s salary. The match vests at 25% per year over four years. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers. The compensation committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable.

In certain circumstances, we sometimes award cash signing bonuses when executives first join us. Whether a signing bonus is paid and the amount of the bonus is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join our company in a position where there is high market demand.

Severance and Change in Control Benefits

Our named executive officers are entitled to receive severance benefits in connection with a termination of their employment not in connection with a change in control. Please refer to “Employment Agreements and Severance Arrangements” for a more detailed discussion of these benefits. Additionally, pursuant to our Key Employee Change in Control Severance Benefit Plan, certain of our key employees, including our named executive officers, are entitled to severance payments if we terminate their employment without cause or if they leave their employment with us for good reason within 18 months of a change in control of our company. Further, if we terminate a named executive officer’s employment without cause or such named executive officer leaves his employment with us for good reason within 18 months of a change in control of our company, all options and restricted stock held by such named executive officer will become immediately exercisable in full. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under “—Potential Payments and Benefits Upon Termination and a Change in Control” below.

We believe providing these benefits help us compete for executive talent. After reviewing the practices of comparable companies, we believe that our severance and change in control benefits are generally in line with severance packages offered to executives by such companies.

Our practice in the case of change in control benefits has been to structure these as “double trigger” benefits. This means that the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change in control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs.

Tax and Accounting Considerations

Although we recorded net income for the year ended December 31, 2011, we have a history of operating losses and expect to incur operating losses for the foreseeable future. We have net operating loss carryforwards that would have the effect of offsetting certain future taxable gains, and as such, we generally do not consider the tax implications of our executive compensation programs to be meaningful to our operating or financial results. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three other officers (other than our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. The compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

We account for equity compensation paid to our employees in accordance with Accounting Standards Codification, or ASC, 718, which requires us to measure and recognize compensation expense in our financial statements for all share-based payments based upon an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is incurred.

Summary Compensation Table for the Years Ended December 31, 2009, 2010 and 2011

The following table sets forth information for the years ended December 31, 2009, 2010 and 2011 regarding compensation awarded to, earned by or paid to our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers during fiscal years 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($)		Bonus ($)			Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)		Total ($)
Tuan Ha-Ngoc, Chief Executive Officer	2011 2010 2009	$ $ $	490,000 422,300 411,572	$ $	50,000 50,505 —	(4) (5)	$354,000 — —	$ $ $	741,608 760,086 362,940	$ $ $	382,200 274,495 185,400	$ $ $	9,737 9,737 9,737	$ $ $	2,027,545 1,517,123 969,649

David Johnston, Chief Financial Officer	2011 2010 2009	$ $ $	326,777 297,070 289,509	$ $	20,000 22,250 —	(6) (7)	$84,960 — —	$ $ $	152,684 206,438 78,900	$ $ $	167,310 114,075 80,861	$ $ $	9,201 8,927 7,580	$ $ $	760,932 648,760 456,850

William Slichenmyer, Chief Medical Officer	2011 2010 2009	$ $ $	363,060 342,833 102,137	$ $ $	20,000 131,000 20,000	(8) (9) (10)	$84,960 — —	$ $ $	152,684 93,839 1,305,675	$ $ $	185,887 175,530 42,160	$ $ $	7,977 7,878 2,213	$ $ $	814,568 751,080 1,472,185

Elan Ezickson, Executive Vice President, Chief Operating Officer	2011 2010 2009	$ $ $	343,182 328,404 304,907		$20,000 — —	(11)	$84,960 — —	$ $ $	152,684 262,741 94,680	$ $ $	175,709 165,516 86,507	$ $ $	7,264 7,187 7,130	$ $ $	783,799 763,848 493,224

Jeno Gyuris, Chief Scientific Officer	2011 2010 2009	$ $ $	298,488 285,634 255,981		— — —		$56,640 — —	$ $ $	130,872 187,670 78,900	$ $ $	111,038 106,256 71,473	$ $ $	7,626 7,550 6,954	$ $ $	604,664 587,110 413,308

(1)	The assumptions we used in valuing equity awards are described in Note 12, “Stock-Based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. With respect to options other than milestone-based options, amounts reported reflect the aggregate grant date fair value as calculated in accordance with ASC 718 for the indicated year in connection with options we granted in the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting. Milestone-based options granted in February 2010 were deemed at the time of issuance to be probable of being earned and as such they were valued at 100% of the Black-Scholes value at the time of issuance. Milestone-based restricted stock awards granted in February 2011 were deemed at the time of issuance to be probable of being earned and as such the grant date fair value of such awards was determined to be equal to the fair market value of the underlying shares on the date of grant.

(2)	Our compensation committee determined to pay Tuan Ha-Ngoc, David Johnston, William Slichenmyer, Elan Ezickson and Jeno Gyuris annual cash incentive plan awards equal to 130%, 128%, 128%, 128%, and 124% of such executive officer’s target award, respectively, for performance in fiscal 2011. See “—Grants of Plan-Based Awards for the Year Ended December 31, 2011” below for additional information related to these awards. Our compensation committee determined to pay Tuan Ha-Ngoc, David Johnston, William Slichenmyer, Elan Ezickson and Jeno Gyuris annual cash incentive plan awards equal to 130%, 128%, 128%, 126%, and 124% of such executive officer’s target award, respectively, for performance in fiscal 2010; and 90%, 93%, 93%, 94.5% and 93% of the target award for each of Tuan Ha-Ngoc, David Johnston, William Slichenmyer, Elan Ezickson and Jeno Gyuris respectively, for performance in fiscal 2009. The bonus earned on the basis of actual performance relative to target cash incentive award metrics has been reported in this column as non-equity incentive plan compensation.

(3)	Amounts represent the value of perquisites and other personal benefits, which are further detailed below:

Name and Principal Position	Year	Matched 401(k) Contribution ($)		Group Life Insurance ($)		Total ($)
Tuan Ha-Ngoc, Chief Executive Officer	2011 2010 2009	$ $ $	6,125 6,125 6,125	$ $ $	3,612 3,612 3,612	$ $ $	9,737 9,737 9,737

David Johnston, Chief Financial Officer	2011 2010 2009	$ $ $	6,125 6,125 6,125	$ $ $	3,076 2,802 1,455	$ $ $	9,201 8,927 7,580

William Slichenmyer, Chief Medical Officer	2011 2010 2009	$ $ $	6,125 6,125 1,706	$ $ $	1,852 1,753 507	$ $ $	7,977 7,878 2,213

Elan Ezickson, Executive Vice President, Chief Operating Officer	2011 2010 2009	$ $ $	6,125 6,125 6,125	$ $ $	1,139 1,062 1,005	$ $ $	7,264 7,187 7,130

Jeno Gyuris, Chief Scientific Officer	2011 2010 2009	$ $ $	6,125 6,125 6,125	$ $ $	1,501 1,425 829	$ $ $	7,626 7,550 6,954

(4)	Bonus amount for Mr. Ha-Ngoc of $50,000 was awarded by our board of directors in January 2012 for a one-time recognition bonus based on Mr. Ha-Ngoc’s overall leadership and guidance in connection with the company’s strategic, operational and organizational development over the year, the successful consummation of the follow-on public offering in June 2011, the receipt of successful data from our phase 3 clinical trial of tivozanib and the consummation of the partnership with Astellas.

(5)	Bonus amount for Mr. Ha-Ngoc of $50,505 represents a one-time recognition bonus based on Mr. Ha-Ngoc’s management of the transition from a private company to a public company, including managing relationships with investors resulting in two successful equity offerings and a share-price trading above the initial public offering price as of the end of the 2010 fiscal year, and Mr. Ha-Ngoc’s overall leadership of the company’s strategic, operational and organizational progress.

(6)	Bonus amount for Mr. Johnston of $20,000 was awarded by our board of directors in January 2012 for a one-time recognition bonus based on Mr. Johnston’s leadership in the successful consummation of the follow-on public offering in June 2011.

(7)	Bonus amount for Mr. Johnston of $22,250 represents a one-time recognition bonus based on Mr. Johnston’s role in the successful completion of two equity offerings, including the private placement in November 2010, which had a per-share price 50% higher than the per share price in our initial public offering.

(8)	Bonus amount for Dr. Slichenmyer of $20,000 was awarded by our board of directors in January 2012 for a one-time recognition bonus based on Dr. Slichenmyer’s leadership in overseeing the phase 3 clinical trial of tivozanib which reported successful top-line data at the end of 2011.

(9)	Bonus amount for Dr. Slichenmyer of $131,000 represents the following payments: (i) pursuant to his offer letter dated August 31, 2009, $60,000 upon the first anniversary of his employment and $50,000 upon our initiation of a phase 2 clinical trial of ficlatuzumab; and (ii) $21,000 awarded by our board of directors in February 2011 for a one-time recognition bonus based on Dr. Slichenmyer’s management of patient enrollment in our phase 3 clinical trial of tivozanib, which enrollment was completed six months ahead of schedule.

(10)	Bonus amount for Dr. Slichenmyer of $20,000 represents the payment of a signing bonus in connection with Dr. Slichenmyer’s employment, which became due on September 14, 2009, the start of his employment.

(11)	Bonus amount for Mr. Ezickson of $20,000 was awarded by our board of directors in January 2012 for Mr. Ezickson’s leadership in consummating the partnership with Astellas, which we believe will allow us to more robustly develop and commercialize tivozanib while continuing to preserve AVEO’s strategic plan.

Grants of Plan-Based Awards for the Year Ended December 31, 2011

The following table sets forth information for the year ended December 31, 2011 regarding grants of plan-based awards made during fiscal 2011 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Tuan Ha-Ngoc	—	$294,000	—	—	—	—
	2/15/11	—	—	85,000	$14.16	$741,608	(5)
	2/15/11	—	25,000	—	—	$354,000	6)

David Johnston	—	$130,711	—	—	—	—
	2/15/11	—	—	17,500	$14.16	$152,684	(5)
	2/15/11	—	6,000	—	—	$84,960	(6)

William Slichenmyer	—	$145,224	—	—	—	—
	2/15/11	—	—	17,500	$14.16	$152,684	(5)
	2/15/11	—	6,000	—	—	$84,960	(6)

Elan Ezickson	—	$137,273	—	—	—	—
	2/15/11	—	—	17,500	$14.16	$152,684	(5)
	2/15/11	—	6,000	—	—	$84,960	(6)

Jeno Gyuris	—	$89,546	—	—	—	—
	2/15/11	—	—	15,000	$14.16	$130,872	(5)
	2/15/11	—	4,000	—	—	$56,640	(6)

(1)	Represents the target payout levels under the annual cash incentive program. Target payouts for Tuan Ha-Ngoc, David Johnston, William Slichenmyer, Elan Ezickson and Jeno Gyuris represented 60%, 40%, 40%, 40% and 30% of base salary in 2011, respectively. The actual payout with respect to each named executive officer is shown above in the Summary Compensation Table for the Years Ended December 31, 2011, 2010 and 2009 in the column titled “Non-Equity Incentive Plan Compensation.” The annual cash incentive program did not have threshold payout levels, as the determination of the level of achievement of corporate and individual goals was subjective and subject to the discretion of our board of directors. Payouts under the annual cash incentive program were not subject to any maximum limit. Additional information regarding the design of the annual cash incentive program, including a description of the corporate goals and individual performance applicable to 2011 awards, is described above in “—Executive Compensation Components.”

(2)	Represents target payout of shares of milestone-based restricted stock. The shares of milestone-based restricted stock were eligible to be earned in full based on achievement of a single milestone, accordingly no threshold or maximum amounts were payable in respect of such stock. For the vesting schedules of these awards, please see footnote 3 of the “Outstanding Equity Awards at December 31, 2011” table below. These awards are subject to acceleration upon termination of employment as further described in the “—Employment Agreements and Severance Arrangements” and “—Potential Payments and Benefits Upon Termination and a Change in Control” sections below.

(3)	For the vesting schedules of these awards, please see footnote 2 of the “Outstanding Equity Awards at December 31, 2011” table below. These awards are subject to acceleration upon termination of employment as further described in the Employment Agreements and Severance Arrangements” and “—Potential Payments and Benefits Upon Termination and a Change in Control” sections below.

(4)	For a discussion of our methodology for determining the fair value of our common stock, see Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(5)	Valuation of these options is based on the aggregate dollar amount of share-based compensation recognized for financial statement reporting purposes computed in accordance with ASC 718 over the term of these options, excluding the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used by us with respect to the valuation of stock and option awards are set forth in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(6)	Milestone-based restricted stock awards granted in February 2011 were deemed at the time of issuance to be probable of being earned and as such the grant date fair value of such awards was determined to be equal to the fair market value of the underlying shares on the date of grant.

Outstanding Equity Awards at December 31, 2011

The following table sets forth information regarding outstanding equity awards held as of December 31, 2011 by our named executive officers.

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)		Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Tuan Ha-Ngoc	19,479	65,521	$14.16	(2)	2/15/2121	25,000	(3)	$430,000
	61,250	—	$12.24	(4)	2/2/2020	—		—
	19,167	20,832	$12.24	(5)	2/2/2020	—		—
	41,926	15,573	$8.48	(6)	4/1/2019	—		—
	61,197	1,302	$6.44	(7)	1/31/2018	—		—
	238,749	—	$5.20	(8)	5/9/2017	—		—
	59,500	—	$2.00	(9)	2/9/2016	—		—
	250,000	—	$1.32	(10)	2/1/2015	—		—
	50,000	—	$0.48	(11)	5/22/2012	—		—

David Johnston	4,010	13,490	$14.16	(2)	2/15/2021	6,000	(3)	$103,200
	12,500	—	$12.24	(4)	2/2/2020	—		—
	7,187	7,812	$12.24	(5)	2/2/2020	—		—
	9,114	3,385	$8.48	(6)	4/1/2019	—		—
	165,000	—	$5.60	(12)	10/31/2017	—		—

William Slichenmyer	4,010	13,490	$14.16	(2)	2/15/2021	6,000	(3)	$103,200
	12,500	—	$12.24	(4)	2/2/2020	—		—
	38,466	82,034	$9.64	(13)	10/8/2019	—		—

Elan Ezickson	4,010	13,490	$14.16	(2)	2/15/2021	6,000	(3)	$103,200
	16,250	—	$12.24	(4)	2/2/2020	—		—
	8,984	9,765	$12.24	(5)	2/2/2020	—		—
	10,936	4,063	$8.48	(6)	4/1/2019	—		—
	36,718	781	$6.44	(7)	1/31/2018	—		—
	50,000	—	$5.20	(8)	5/9/2017	—		—
	25,000	—	$2.00	(9)	2/9/2016	—		—
	37,500	—	$1.32	(10)	2/1/2015	—		—

Jeno Gyuris	3,437	11,563	$14.16	(2)	2/15/2021	4,000	(3)	$68,800
	10,000	—	$12.24	(4)	2/2/2020	—		—
	7,188	7,811	$12.24	(5)	2/2/2020	—		—
	9,113	3,386	$8.48	(6)	4/1/2019	—		—
	29,375	625	$6.44	(7)	1/31/2018	—		—
	50,000	—	$5.20	(8)	5/9/2017	—		—
	37,450	—	$2.00	(9)	2/9/2016	—		—

(1)	All equity awards held by our named executive officers are subject to vesting acceleration upon termination of employment, as further described in the “—Employment Agreements and Severance Arrangements” and “—Potential Payments and Benefits Upon Termination and a Change in Control” sections below.

(2)	These options vest in equal monthly installments through January 1, 2015.

(3)	These restricted stock awards vested as to 50% of the shares on January 25, 2012, the date the compensation committee determined that top-line efficacy data received from the ongoing phase 3 registration trial of tivozanib met the primary endpoint of such trial with statistical significance of p≤0.05 and the remaining shares vest on January 25, 2013.

(4)	These options vested as to 50% of the shares on December 31, 2010 in connection with the achievement of a corporate performance milestone (based on the company ending the fiscal year 2010 with a cash balance of at least 40% over the 2010 budget), and the remaining shares vested on December 31, 2011.

(5)	These options vest in equal monthly installments through January 1, 2014.

(6)	These options vest in equal monthly installments through January 1, 2013.

(7)	These options vest in equal monthly installments through January 1, 2012.

(8)	These options are fully vested as of January 1, 2011.

(9)	These options are fully vested as of January 1, 2010.

(10)	These options are fully vested as of January 1, 2009.

(11)	These options are fully vested as of December 31, 2005.

(12)	These options vested as to 25% of the shares on October 31, 2008, and as to an additional 1/48 of the shares per month thereafter. Pursuant to the terms of the option agreements, these options vested as to an additional aggregate 37,500 shares upon successful completion of our initial public offering.

(13)	These options vested as to 25% of the shares on September 14, 2010 and vest in equal monthly installments as to the remaining shares through September 14, 2013.

Option Exercises

The following table sets forth information regarding options exercised by our named executive officers during the fiscal year ended December 31, 2011:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Tuan Ha-Ngoc	28,000	$440,940
David Johnston	10,000	$114,099
William Slichenmyer	57,000	$406,055
Elan Ezickson	10,000	$129,939
Jeno Gyuris	75,050	$1,047,189

Employment Agreements and Severance Arrangements

Tuan Ha-Ngoc Employment Agreement. We entered into an employment agreement with Tuan Ha-Ngoc, our President and Chief Executive Officer, in December 2008. Mr. Ha-Ngoc’s annual base salary is currently $550,000. Mr. Ha-Ngoc’s base salary is reviewed annually by our board of directors. Pursuant to the agreement, Mr. Ha-Ngoc has the opportunity to earn an annual cash incentive award for each calendar year he is employed by us of up to 35% (which may be increased from time to time at the discretion of our board of directors) of his base salary based on the achievement of criteria agreed to by Mr. Ha-Ngoc and the board of directors, each year. The board of directors has currently set Mr. Ha-Ngoc’s annual cash incentive award potential at 65% of his base salary. If all of the criteria for the achievement of any annual cash incentive award are exceeded in any calendar year, the board, in its sole discretion, may award an amount that exceeds the 65% target. The amount and components of any cash incentive award are determined in the sole discretion of the board, or its designee, and are based solely on company-wide performance. Mr. Ha-Ngoc also received a sign-on bonus of $120,000 in connection with the commencement of his employment with us in 2002.

Upon appointment as our President and Chief Executive Officer, and as provided in the employment agreement, Mr. Ha-Ngoc was granted 200,000 shares of restricted stock at a purchase price of $0.48 per share, which have vested in full. Upon appointment, Mr. Ha-Ngoc was also granted a stock option to purchase 50,000 shares of our common stock at an exercise price of $0.48 per share, which options are fully vested. Mr. Ha-Ngoc is also eligible to receive on an annual basis, and has received, additional grants of stock options, as determined in the sole discretion of the board of directors or our compensation committee, as the case may be. To date, Mr. Ha-Ngoc has received options to purchase an aggregate of 1,025,996 shares of common stock, and 280,000 shares of common stock subject to restricted stock awards.

Severance and Change in Control Agreements with Named Executive Officers. We have entered into individual severance and change in control agreements with each of our named executive officers. All benefits payable pursuant to a severance and change in control agreement are to be paid or furnished to the executive officer by us and are contingent upon the executive officer executing a release of claims in our favor in a form satisfactory to us. In addition, each of our key executive officers is subject to non-competition and non-solicitation covenants as part of their individual agreements, subject to certain exceptions.

Pursuant to the terms of our severance and change in control agreement with Mr. Ha-Ngoc, he is entitled, in the event that his employment is terminated “without cause,” due to a disability or “for good reason” to the following:

•

to continue to receive compensation after termination of his employment with us at a rate equal to his then-current base salary for the lesser of 18 months or the time at which he finds comparable employment;

•	to receive a lump sum payment of his annual cash incentive award target pro-rated through the date of his termination; and

•	to continue his health insurance for the lesser of 18 months or the time at which he receives such benefits from a new employer.

Pursuant to the terms of our severance and change in control agreement with each of David Johnston, William Slichenmyer, Elan Ezickson and Jeno Gyuris, each such named executive officer is entitled, in the event that his employment is terminated “without cause,” due to a disability or “for good reason” to the following:

•

to continue to receive compensation after termination of his respective employment with us at a rate equal to his then-current base salary for the lesser of 12 months or the time at which he finds comparable employment;

•	to receive a lump sum payment of his annual cash incentive award target pro-rated through the date of his termination; and

•	to continue his health insurance for the lesser of 12 months or the time at which he receives such benefits from a new employer.

As defined in each named executive officer’s severance and change in control agreement, “cause” means any of the following, as determined by our board of directors:

•	the conviction of or plea of not guilty or nolo contedere to a felony or a crime involving dishonesty or any felony;

•	willful misconduct resulting in material harm to our company;

•	commission of an act of fraud, embezzlement, theft or dishonesty against the company resulting in material harm to our company;

•

repeated and continuing failure to follow the proper and lawful directions of our chief executive officer (other than with respect to Mr. Ha-Ngoc) or our board of directors after a written demand is delivered that specifically identifies the manner in which our chief executive officer or our board of directors believes that he has failed to follow such instructions;

•	current alcohol or prescription drug abuse affecting work performance, or current illegal use of drugs regardless of the effect on work performance;

•	material violation of our code of conduct that causes harm to our company; or

•	material breach of any term of his severance and change in control agreement, or any other applicable confidentiality and/or non-competition agreements with us.

However, in the case of Tuan Ha-Ngoc, a termination for “cause” can only be made (i) upon the determination of at least 67% of the non-interested members of our board of directors and (ii) if Mr. Ha-Ngoc is given at least 30 days to cure any violation.

As defined in each named executive officer’s severance and change in control agreement, termination for “good reason” means the executive officer’s voluntary termination of employment due to any of the following occurring without his written consent:

•	the requirement that such employee perform his duties outside a radius of 50 miles from our corporate headquarters in Cambridge, MA;

•	any material diminution in such employee’s duties, responsibilities or authority;

•	a reduction in his base salary (unless such reduction is effected in connection with a general and proportionate reduction of compensation for all employees of his pay level); or

•	the material breach by us of any term or condition of his severance and change in control agreement or another applicable employment agreement.

The right to terminate employment for “good reason” requires that an executive give us written notice of termination and an opportunity to cure the condition giving rise to good reason within 30 days of receiving such notice. The delivery of the notice and the date of termination must occur within 90 and 180 days, respectively, of the condition giving rise to good reason.

If an executive’s employment is terminated within 18 months following a change in control of our company, the individual severance and change in control agreements provide that all severance payments be made pursuant to our key employee change in control severance benefits plan.

Key Employee Change in Control Severance Benefits Plan. In addition to individual severance and change in control agreements, our named executive officers and other key employees participate in our Key Employee Change in Control Severance Benefits Plan. No payments are made pursuant to individual severance and change in control agreements if payments are made under this plan. All benefits payable under the plan are to be paid or furnished to the participant by us and are contingent upon the participant executing a release of claims in our favor in a form satisfactory to us. Pursuant to the terms of the plan, if we terminate a named executive officer’s employment without cause or if they leave their employment with us for good reason within 18 months following a change in control of our company, such named executive officer is entitled to the following benefits:

•	continued receipt of compensation after termination at a rate equal to such executive’s then-current base salary for 12 months (18 months in the case of Mr. Ha-Ngoc);

•

payment of a sum equal to (i) such individual’s pro rata target cash incentive award plus (ii) an amount equal to one times his target bonus (1.5 times his target bonus, in the case of Mr. Ha-Ngoc); and

•	continued health insurance for 12 months (18 months in the case of Mr. Ha-Ngoc).

Further, pursuant to the terms of our Key Employee Change in Control Severance Benefits Plan, if we terminate a named executive officer’s employment without cause or such named executive officer leaves his employment with us for good reason within 18 months of a change in control of our company, all options and restricted stock held by such named executive officer will become immediately exercisable in full.

Potential Payments and Benefits Upon Termination and a Change in Control

Our named executive officers are entitled to certain benefits in the event their employment is terminated without cause, due to a disability or for good reason, as described above. The following table describes the potential payments and benefits to each of our named executive officers following a termination of employment without cause, due to a disability or for good reason on December 31, 2011. Actual amounts payable to each executive listed below upon termination can only be determined definitively at the time of each executive’s actual departure. In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred. For information relating to compensation earned by each of our named executive officers, see our “Summary Compensation Table For the Years Ended December 31, 2009, 2010 and 2011” above.

Name and Principal Position	Benefit Type	Termination Without Cause, Due to a Disability or For Good Reason ($)		Termination without Cause or For Good Reason Within 18 Months of a Change in Control ($)
Tuan Ha-Ngoc, Chief Executive Officer	Base Salary	$735,000	(1)	$735,000	(5)
	Cash Incentive Award	$294,000	(2)	$735,000	(6)
	Healthcare Benefits	$25,931	(3)	$25,931	(7)
	Market Value of Awards Vesting on Termination(4)	$—		$882,317

	Total	$1,054,931		$2,378,248

David Johnston, Chief Financial Officer	Base Salary	$326,777	(1)	$326,777	(5)
	Cash Incentive Award	$130,711	(2)	$261,422	(6)
	Healthcare Benefits	$17,287	(3)	$17,287	(7)
	Market Value of Awards Vesting on Termination(4)	—		$212,474

	Total	$474,775		$817,960

William Slichenmyer, Chief Medical Officer	Base Salary	$363,060	(1)	$363,060	(5)
	Cash Incentive Award	$145,224	(2)	$290,448	(6)
	Healthcare Benefits	$19,693	(3)	$19,693	(7)
	Market Value of Awards Vesting on Termination(4)	—		$764,387

	Total	$527,977		$1,437,588

Elan Ezickson, Executive Vice President, Chief Operating Officer	Base Salary	$343,182	(1)	$343,182	(5)
	Cash Incentive Award	$137,273	(2)	$274,546	(6)
	Healthcare Benefits	$19,693	(3)	$19,693	(7)
	Market Value of Awards Vesting on Termination(4)	—		$236,477

	Total	$500,148		$873,898

Jeno Gyuris, Chief Scientific Officer	Base Salary	$298,488	(1)	$298,488	(5)
	Cash Incentive Award	$89,546	(2)	$179,093	(6)
	Healthcare Benefits	$19,693	(3)	$19,693	(7)
	Market Value of Awards Vesting on Termination(4)	—		$178,945

	Total	$407,727		$676,219

(1)

Represents the executive officer’s base salary payable over 12 months, or in the case of Mr. Ha-Ngoc, 18 months. Severance is equal to payment of the executive’s base salary until the earlier of (i) 12 months

(in the case of Mr. Ha-Ngoc, 18 months) following the date of termination and (ii) the date on which the executive commences full-time employment or a full-time consulting relationship with substantially equivalent compensation.

(2)	Represents the executive officer’s severance bonus payable within 30 days of the date of termination. Severance bonus is equal to payment of the executive’s target annual incentive plan bonus pro-rated through the date of termination.

(3)	Represents the cost of continued COBRA benefits for the executive officer and any qualified beneficiary. COBRA benefits are payable until the earlier of (i) 12 months (in the case of Mr. Ha-Ngoc, 18 months) (or as long as such eligibility for the executive and each qualified beneficiary continues) from the date such benefits would otherwise end under the applicable plan terms and (ii) the date the employee becomes eligible for group health coverage through another employer. This value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2011 and is valued at the premiums in effect on December 31, 2011.

(4)	This amount is equal to (a)(i) the number of options that would vest as a direct result of the employment termination subsequent to a change in control multiplied by (ii) the excess of $17.20, which represents the fair market value of our common stock as of December 31, 2011, over the exercise price of the options, plus (b)(i) the number of shares of restricted stock that would vest as a direct result of the employment termination subsequent to a change in control multiplied by (ii) $17.20.

(5)	Represents the executive’s base salary payable over 12 months (in the case of Mr. Ha-Ngoc, 18 months) following the date of termination.

(6)	Represents the executive officer’s severance bonus payable over 12 months (in the case of Mr. Ha-Ngoc, 18 months) following the date of termination. Severance bonus is in addition to the executive officer’s target annual incentive plan bonus pro-rated through the date of termination.

(7)	Represents the cost of continued COBRA benefits for the executive officer and any qualified beneficiary for 12 months (in the case of Mr. Ha-Ngoc, 18 months) following the date of termination.

Equity Compensation Plan Information

The following table sets forth information concerning the Company’s equity compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)(1)
Equity compensation plans approved by security holders	4,004,328	9.08	3,616,156
Equity compensation plans not approved by security holders	—	—	—

Total	4,004,328	9.08	3,616,156

(1)	Includes 146,248 shares of common stock issuable under our 2010 Employee Stock Purchase Plan, all of which are issuable in connection with the current offering period which ends on June 30, 2012.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based upon such review and discussions, our compensation committee recommended to our board that such section be included in this proxy statement.

By the compensation committee of the board of directors of AVEO Pharmaceuticals, Inc.,

Nicholas G. Galakatos, Chair

Kenneth Bate

Henri Termeer

Compensation Committee Interlocks and Insider Participation

Our compensation committee was comprised of Nicholas Galakatos, Russell Hirsch and Kenneth Bate through June 1, 2011 at which time Russell Hirsch left the Board. From June 1, 2011, the members of the compensation committee were Nicholas Galakatos, Henri Termeer and Kenneth Bate. No member of our compensation committee is or has been a current or former officer or employee of our company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that had one or more executive officers serving as a director or member of our compensation committee during the fiscal year ended December 31, 2011. For a description of transactions between us and members of the compensation committee and entities affiliated with such members, please see “Certain Relationships and Related Person Transactions.”

Director Compensation

Mr. Ha-Ngoc, our President and Chief Executive Officer, has not received any compensation in connection with his service as a director. The compensation that we pay to our president and chief executive officer is discussed under “—Compensation Discussion and Analysis” above.

The following table sets forth information for the year ended December 31, 2011 regarding the compensation awarded to, earned by or paid to our non-employee directors. Mr. Termeer was elected as a director as of April 11, 2011.

Name	Fees Earned or Paid In Cash ($)		Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Kenneth Bate(3)	$57,000	(4)	$137,606	—		$194,606
Douglas Cole(3)	$16,750	(5)	$—	—		$16,750
Ronald DePinho(3)	$37,000	(6)	$137,606	$66,667	(7)	$241,273
Anthony Evnin(3)	$68,000	(8)	$137,606	—		$205,606
Nicholas Galakatos(3)	$45,250	(9)	$137,606	—		$182,856
Russell Hirsch(3)	$16,334	(10)	$—	—		$16,334
Raju Kucherlapati(3)	$40,000	(11)	$137,606	$3,000	(12)	$180,606
Henri Termeer(3)	$30,584	(13)	$248,325	—		$278,909
Kenneth Weg(3)	$33,500	(14)	$137,606	—		$171,106
Robert Young(3)	$43,500	(15)	$137,606	—		$181,106

(1)	The assumptions we used in valuing options are described in Note 12, “Stock-Based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. This column reflects the aggregate grant date fair value as calculated in accordance with ASC 718 for the indicated year in connection with options we granted in the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting.

(2)	Options, except those granted to Mr. Termeer, were granted at fair market value on June 1, 2011 at $18.87 per share. Options granted to Mr. Termeer were granted at fair market value on April 8, 2011 at $13.65 per share. Options vest over one year in twelve equal monthly installments.

(3)	The following table reflects the aggregate number of stock awards and the aggregate number of option awards outstanding for our directors as of December 31, 2011.

Name	Option Awards
Kenneth Bate(i)	45,000
Ronald DePinho(ii)	45,000
Anthony Evnin(iii)	35,000
Nicholas Galakatos(iii)	35,000
Raju Kucherlapati(iv)	29,585
Henri Termeer(v)	30,000
Kenneth Weg(iii)	35,000
Robert Young(vi)	25,750

(i)	Consists of (A) an option to purchase 10,000 shares of our common stock at an exercise price of $6.36 per share, (B) an option to purchase 10,000 shares of our common stock at an exercise price of $8.72 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $7.44 per share and (D) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share.

(ii)	Consists of (A) an option to purchase 10,000 shares of our common stock at an exercise price of $6.68 per share, (B) an option to purchase 10,000 shares of our common stock at an exercise price of $8.72 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $7.44 per share and (D) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share.

(iii)	Consists of (A) an option to purchase 10,000 shares of our common stock at an exercise price of $8.72 per share, (B) an option to purchase 12,500 shares of our common stock at an exercise price of $7.44 per share and (C) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share.

(iv)	Consists of (A) an option to purchase 1,252 shares of our common stock at an exercise price of $6.88 per share, (B) an option to purchase 3,333 shares of our common stock at an exercise price of $8.72 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $7.44 per share and (D) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share.

(v)	Consists of an option to purchase 30,000 shares of our common stock at an exercise price of $13.65 per share.

(vi)	Consists of (A) an option to purchase 6,750 shares of our common stock at an exercise price of $8.72 per share, (B) an option to purchase 6,500 shares of our common stock at an exercise price of $7.44 per share and (C) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share.

(4)	Fees earned or paid in cash consist of: $30,000 as a non-Chairman board member, an additional $7,000 for in-person attendance at the board meetings, $15,000 as the Chairman of the audit committee, and $5,000 as a non-Chairman member of the compensation committee.

(5)	Fees earned or paid in cash consist of: $12,500 as a non-Chairman board member, an additional $1,750 for in-person attendance at the board meetings, and $2,500 as a non-Chairman member of the audit committee.

(6)	Fees earned or paid in cash consist of: $30,000 as a non-Chairman board member, and an additional $7,000 for in-person attendance at the board meetings.

(7)	Pursuant to his consulting agreement, which is described in further detail below, for the fiscal year ended December 31, 2011, Dr. DePinho earned $66,667 as compensation for providing scientific and business advice to us and for attending meetings of our scientific advisory board.

(8)	Fees earned or paid in cash consist of: $50,000 as the chairman of our board, an additional $7,000 for in-person attendance at the board meetings, $5,000 as the Chairman of the nominating and governance committee, and $6,000 as a non-Chairman member of the audit committee.

(9)	Fees earned or paid in cash consist of: $30,000 as a non-Chairman board member, an additional $5,250 for in-person attendance at the board meetings, and $10,000 as the Chairman of the compensation committee.

(10)	Fees earned or paid in cash consist of: $12,500 as a non-Chairman board member, an additional $1,750 for in-person attendance at the board meetings, and $2,084 as a non-Chairman member of the compensation committee.

(11)	Fees earned or paid in cash consist of: $30,000 as a non-Chairman board member, an additional $7,000 for in-person attendance at the board meetings, and $3,000 as a non-Chairman member of the nominating and governance committee.

(12)	Consists of $3,000 earned by Dr. Kucherlapati under his consulting agreement, which is described in further detail below, for consulting work relating to our pipeline review.

(13)	Fees earned or paid in cash consist of: $21,917 as a non-Chairman board member, an additional $5,250 for in-person attendance at the board meetings, and $3,417 as a non-Chairman member of the compensation committee.

(14)	Fees earned or paid in cash consist of: $30,000 as a non-Chairman board member, and an additional $3,500 for in-person attendance at the board meetings.

(15)	Fees earned or paid in cash consist of: $30,000 as a non-Chairman board member, and an additional $7,000 for in-person attendance at the board meetings, $3,500 as a non-Chairman member of the audit committee (of which Dr. Young became a member on June 1, 2011), and $3,000 as a non-Chairman member of the nominating and governance committee.

Upon and following the consummation of our initial public offering in March 2010, our non-employee directors were compensated under a director compensation policy that provided as follows:

•

Upon the initial election to our board of directors, each non-employee director was eligible to receive an option to purchase 18,750 shares of common stock exercisable at the then fair market value of our common stock. Upon the date each director was re-elected at our annual stockholders meeting, such director received an option to purchase 12,500 shares of our common stock exercisable at the then fair market value of our common stock. These options expire ten years from the date of grant, subject to the director’s continued service on our board, and vest in twelve equal monthly installments commencing the 1st day of the month following the date of grant. Pursuant to the terms of the option agreements governing the grants to our directors, in the event a director resigns from the board, the vesting of any options granted for service on the board ceases as of such date, and such director has a period of up to three months from the date of resignation to exercise any option granted as compensation for service on the board of directors to the extent vested on the date of resignation.

•	Our non-employee directors were paid for their service on our board as follows:

•	annual retainer fee for the chairman of the board of $40,000;

•	annual retainer fee of $20,000 (other than chairperson);

•	in-person attendance fee for board meetings of $1,000 per meeting;

•	annual retainer fee for members of the audit committee (other than chairperson) of $6,000;

•	audit committee chairperson annual retainer fee of $12,500;

•	annual retainer fee for members of the compensation committee (other than chairperson) of $4,000;

•	compensation committee chairperson annual retainer fee of $7,500;

•	annual retainer fee for members of the nominating and governance committee (other than chairperson) of $3,000; and

•	nominating and governance committee chairperson annual retainer fee of $5,000.

Each annual fee was payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment was pro-rated for any portion of the quarter that the director was not serving on our board. Each non-employee director is also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he or she serves.

In February 2011, as part of its annual review of executive and director compensation, our board of directors amended our director compensation policy, with retroactive effect beginning on January 1, 2011, to again better align such director compensation practices with the practices of companies in our 2010 peer group, which included increasing the annual retainer fees paid to the chairman of our board, the chairman of our audit committee, and the chairman of our compensation committee, increasing the annual retainer fees paid to our board members and the additional fees paid to the members of our compensation committee; increasing the amount of options granted to newly elected members of our board of directors; and increasing the in-person attendance fee for board meetings. Accordingly, under our current director compensation policy, our non-employee directors are compensated as follows:

•

Upon the initial election to our board of directors, each non-employee director will receive an option to purchase 30,000 shares of common stock exercisable at the then fair market value of our common stock. Upon the date each director is re-elected at our annual stockholders meeting, such director will receive an option to purchase 12,500 shares of our common stock exercisable for a price per share equal to the then fair market value of our common stock. These options expire ten years from the date of grant, subject to the director’s continued service on our board, and vest in twelve equal monthly installments commencing the 1st day of the month following the date of grant. In the event a director resigns from the board, the vesting of any options granted for service on the board ceases as of such date, and such director has a period of up to three months from the date of resignation to exercise any option granted as compensation for service on the board of directors, to the extent vested on the date of resignation.

•	Our non-employee directors will be paid for their service on our board as follows:

•	annual retainer fee for the chairman of the board of $50,000;

•	annual retainer fee of $30,000 (other than chairperson);

•	in-person attendance fee for board meetings of $1,750 per meeting;

•	annual retainer fee for members of the audit committee (other than chairperson) of $6,000;

•	audit committee chairperson annual retainer fee of $15,000;

•	annual retainer fee for members of the compensation committee (other than chairperson) of $5,000;

•	compensation committee chairperson annual retainer fee of $10,000;

•	annual retainer fee for members of the nominating and governance committee (other than chairperson) of $3,000; and

•	nominating and governance committee chairperson annual retainer fee of $5,000.

Each annual fee is payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be pro-rated for any portion of the quarter that the director was not serving on our board. Each non-employee director is also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he or she serves.

Consulting Agreement with Dr. Ronald DePinho. We entered into a consulting arrangement with Dr. DePinho effective as of January 1, 2010 which was terminated as of September 1, 2011, pursuant to which he provided scientific and business advice and attended meetings of our scientific advisory board. Pursuant to his consulting agreement, Dr. DePinho earned $66,667 for consulting services provided under this agreement in 2011.

Consulting Agreement with Dr. Raju Kucherlapati. We entered into a consulting agreement with Dr. Kucherlapati dated as of January 1, 2010, pursuant to which Dr. Kucherlapati is to provide scientific and business advice as well as attend meetings of our scientific advisory board. Dr. Kucherlapati earned $3,000 for consulting services provided under this agreement in 2011.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Our board of directors has determined, in accordance with the shareholders’ recommendation at our 2011 Annual Meeting, to hold such advisory votes to approve the compensation of our named executive officers every year.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive and Director Compensation” section of this proxy statement beginning on page 23, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by our compensation committee and our board of directors with respect to the fiscal year ended December 31, 2011.

As discussed in these disclosures, we believe that our compensation program provides a competitive overall compensation that is designed to attract and retain top performers. To achieve this goal, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available employees;

•	hold our executive officers accountable for results over the long term and maintain integrity in all of the business dealings of our executive officers;

•	align the interest of our executives with our stockholders;

•	reward exceptional performance by individual employees;

•

provide a mix of compensation that offers (i) a meaningful base compensation, with a potential to earn additional amounts based on achievement of defined corporate goals, which are generally expected to be achieved within 12 months, and (ii) the opportunity to share in the long-term growth of our company through equity compensation; and

•	establish a clear connection between rewards and performance.

Our board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board is asking stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our board of directors (or any committee thereof), will not create or imply any change to our fiduciary duties or the fiduciary duties of our board of directors (or any committee thereof), and will not create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Our board of directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” Proposal No. 2.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our board has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, as independent auditors for the fiscal year ending December 31, 2012. Although stockholder approval of our board’s appointment of Ernst & Young LLP is not required by law, our board believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our board will reconsider its appointment of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Our board of directors recommends a vote “FOR” the ratification of the appointment of

Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

OTHER MATTERS

Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on those matters.

STOCKHOLDER PROPOSALS

In order to be included in proxy material for the 2013 annual meeting of stockholders, stockholders’ proposals must be received by us at our principal executive offices, 75 Sidney Street, Cambridge, Massachusetts 02139 no later than December 28, 2012. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Secretary.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. The required notice must be in writing and received by our corporate secretary at our principal offices not later than March 1, 2013 (90 days prior to the first anniversary of our 2012 annual meeting of stockholders) and not before January 30, 2013 (120 days prior to the first anniversary of our 2012 annual meeting of stockholders). However, if the 2013 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2012 annual meeting of stockholders, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to our board of directors, to be properly presented at the 2013 annual meeting of stockholders.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO VOTE BY PROXY OVER THE INTERNET, BY TELEPHONE OR BY MAIL AS DESCRIBED IN THE ENCLOSED PROXY CARD. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SUBMITTED A PROXY PREVIOUSLY.

AVEO PHARMACEUTICALS, INC. 75 SIDNEY STREET, 4TH FLOOR CAMBRIDGE, MA 02139

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

____ ____ ____ ____ ____ ____

CONTROL # g

NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.	☐
The AVEO Pharmaceuticals, Inc. Board of Directors recommends you vote FOR ALL on proposal 1:			☐	☐	☐
1.	Election of Directors
Nominees
01	Kenneth M. Bate 02 Ronald A. DePinho 03 Anthony B. Evnin 04 Tuan Ha-Ngoc
05	Raju Kucherlapati 06 Henri A. Termeer 07 Kenneth E. Weg 08 Robert C. Young
The Board of Directors recommends you vote FOR proposals 2 and 3:								For	Against	Abstain
2.	To approve an advisory vote on executive compensation							☐	☐	☐
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012							☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
SHARES
CUSIP #
				JOB #					SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com.

AVEO PHARMACEUTICALS, INC. Annual Meeting of Stockholders May 30, 2012 10:00 AM EDT This proxy is solicited by the Board of Directors

The undersigned hereby appoints Tuan Ha-Ngoc and Joseph D. Vittiglio, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AVEO PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Daylight Time on May 30, 2012, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and any adjournment or postponement thereof. For directions to our Annual Meeting of Stockholders, please visit our website at www.aveooncology.com.

Unless submitting a proxy for these shares over the internet or by telephone, please mark, sign, date and return this proxy card promptly in the enclosed reply envelope.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of our Board of Directors. If no direction is made to withhold authority to vote for an individual nominee (or all nominees), this proxy will be voted in favor of each nominee for which no such direction is made.

Continued and to be signed on reverse side